UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

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Sabra Health Care REIT, Inc.

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Sabra Health Care REIT, Inc.

18500 Von Karman Avenue, Suite 550

Irvine, California 92612

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 16, 2011

To the Stockholders of Sabra Health Care REIT, Inc.:

Notice is hereby given that the 2011 annual meeting of stockholders (the “Annual Meeting”) of Sabra Health Care REIT, Inc. (the “Company”) will be held at the Irvine Marriott located at 18000 Von Karman Avenue, Irvine, California 92612 on Thursday, June 16, 2011, at 9:00 a.m., Pacific time, for the following purposes:

(1)	To elect to the Board of Directors the five (5) nominees named in the attached Proxy Statement to serve until the Company’s 2012 annual meeting of stockholders and until their successors are duly elected and qualified;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

(3)	To hold an advisory vote on executive compensation;

(4)	To hold an advisory vote on the frequency of future advisory votes on executive compensation; and

(5)	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Only stockholders of record of the Company’s common stock as of the close of business on April 22, 2011 are entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments thereof.

You are cordially invited to attend the Annual Meeting in person. Your vote is important to us. Whether or not you expect to attend the Annual Meeting, please submit your proxy as soon as possible. If you attend the Annual Meeting and vote in person, your proxy will not be used.

By Order of the Board of Directors,

Harold W. Andrews, Jr.

Executive Vice President, Chief Financial Officer

and Secretary

Irvine, California

April 29, 2011

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR

SUBMIT YOUR PROXY USING THE INTERNET OR TELEPHONE.

Use of the enclosed envelope requires no postage for mailing in the United States.

SABRA HEALTH CARE REIT, INC.

18500 Von Karman Avenue, Suite 550

Irvine, California 92612

PROXY STATEMENT

The Board of Directors of Sabra Health Care REIT, Inc. (“Sabra,” “we,” “our” and “us”) solicits your proxy for the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 9:00 a.m., Pacific time, on Thursday, June 16, 2011 at the Irvine Marriott located at 18000 Von Karman Avenue, Irvine, California 92612, and at any and all postponements or adjournments of the Annual Meeting. The approximate date on which these proxy materials are first being sent or made available to our stockholders is May 5, 2011.

The Annual Meeting is Sabra’s first annual meeting of stockholders as a publicly traded company. Until November 15, 2010, we were a subsidiary of Sun Healthcare Group, Inc. (“Old Sun”). Pursuant to a restructuring plan by Old Sun, Old Sun restructured its business by separating its real estate assets and its operating assets into two separate publicly traded companies (the “Separation”). The Separation occurred by means of a spin-off transaction pursuant to which Old Sun distributed to its stockholders on a pro rata basis all of the outstanding shares of common stock of SHG Services, Inc. (“New Sun”). Immediately following the Separation, Old Sun merged with and into Sabra, with Sabra surviving the merger (the “REIT Conversion Merger”), and New Sun was renamed “Sun Healthcare Group, Inc.” Effective November 15, 2010, the Separation and REIT Conversion Merger were completed and Sabra and New Sun began operations as separate companies.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

This Proxy Statement and our 2010 Annual Report on Form 10-K are available on the Internet at www.sabrahealth.com/annual-proxy.cfm. You can also view these materials at www.proxyvote.com by using the 12-digit control number provided on your proxy card or Notice of Internet Availability of Proxy Materials.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	Why did I receive only a Notice of Internet Availability of Proxy Materials?

A:	As permitted by the Securities and Exchange Commission (the “SEC”), Sabra is furnishing to stockholders its Notice of Annual Meeting, Proxy Statement and Annual Report for the year ended December 31, 2010 primarily over the Internet. On or about May 5, 2011, we mailed to each of our stockholders (other than those who previously requested electronic delivery or to whom we are mailing a paper copy) a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access and review the proxy materials via the Internet and how to submit a proxy electronically using the Internet. The Notice of Internet Availability also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the Notice of Internet Availability, you will not receive a paper copy of the proxy materials unless you request one.

We believe the delivery options that we have chosen will allow us to provide our stockholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing printed copies.

Q:	What items will be voted on at the Annual Meeting?

A:	The items of business scheduled to be voted on at the Annual Meeting are:

•

the election to the Board of Directors of the five (5) nominees named in this Proxy Statement to serve until the 2012 annual meeting of stockholders and until their successors are duly elected and qualified (Proposal No. 1);

•	the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as Sabra’s independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal No. 2);

•	an advisory vote on executive compensation (Proposal No. 3); and

•	an advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 4).

We will also consider any other business that properly comes before the Annual Meeting or any postponements or adjournments thereof. See “—How will voting on any other business be conducted?” below.

Q:	How does the Board recommend I vote on these items?

A:	The Board of Directors recommends that you vote your shares:

•	FOR the election to the Board of Directors of each of the following five nominees: Craig A. Barbarosh, Robert A. Ettl, Michael J. Foster, Richard K. Matros and Milton J. Walters (Proposal No. 1);

•	FOR the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal No. 2);

•	FOR the approval of the compensation of our Named Executive Officers (as hereinafter defined) (Proposal No. 3); and

•	ONE YEAR with respect to the frequency of future advisory votes on executive compensation (Proposal No. 4).

Q:	Who is entitled to vote at the Annual Meeting?

A:	The record date for the Annual Meeting is April 22, 2011. Stockholders of record of Sabra’s common stock as of the close of business on the record date are entitled to vote at the Annual Meeting.

Q:	What options are available to me to vote my shares?

A:	Whether you hold shares directly as the stockholder of record or through a bank, broker or other nominee (that is, in “street name”), your shares may be voted at the Annual Meeting by following any of the voting options available to you below:

You may vote via the Internet.

(1)	If you received a Notice of Internet Availability by mail, you can submit your proxy or voting instructions over the Internet by following the instructions provided in the Notice of Internet Availability;

(2)	If you received a Notice of Internet Availability or proxy materials by email, you may submit your proxy or voting instructions over the Internet by following the instructions included in the email; or

(3)	If you received a printed set of the proxy materials by mail, including a paper copy of the proxy card or voting instruction form, you may submit your proxy or voting instructions over the Internet by following the instructions on the proxy card or voting instruction form.

You may vote via the telephone. If you are a stockholder of record, you can submit your proxy by calling the telephone number specified on the paper copy of the proxy card you received if you received a printed set of the proxy materials. You must have the control number that appears on your proxy card available when submitting your proxy over the telephone. Most stockholders who hold their shares in street name may submit voting instructions by calling the number specified on the paper copy of the voting instruction form provided by their bank, broker or other nominee. Those stockholders should check the voting instruction form for telephone voting availability.

You may vote by mail. If you received a printed set of the proxy materials, you can submit your proxy or voting instructions by completing and signing the separate proxy card or voting instruction form you received and mailing it in the accompanying prepaid and addressed envelope.

You may vote in person at the meeting. All stockholders of record may vote in person at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the meeting. However, if you are the beneficial owner of shares held in street name through a bank, broker or other nominee, you may not vote your shares at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker or nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting so that your vote will be counted if you later are unable to attend the Annual Meeting.

Q:	What is the deadline for voting my shares?

A:	If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern time on June 15, 2011 in order for your shares to be voted at the Annual Meeting. However, if you are a stockholder of record and you received a copy of the proxy materials by mail, you may instead mark, sign, date and return the proxy card you received and return it in the accompanying prepaid and addressed envelope so that it is received by Sabra before the Annual Meeting in order for your shares to be voted at the Annual Meeting. If you hold your shares in street name, please provide your voting instructions by the deadline specified by the bank, broker or other nominee who holds your shares.

Q:	Once I have submitted my proxy, is it possible for me to change or revoke my proxy?

A:	Yes. Any stockholder of record has the power to change or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:

•	submitting to our Secretary, before the voting at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

•

properly submitting a proxy on a later date prior to the deadlines specified in “—What is the deadline for voting my shares?” above (only the latest proxy submitted by a stockholder by Internet, telephone or mail will be counted); or

•	attending the Annual Meeting and voting in person; attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.

For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the bank, broker or nominee holding your shares by the deadline for voting specified in the voting instructions provided by your bank, broker or nominee. Alternatively, if your shares are held in street name and you have obtained a legal proxy from the bank, broker or nominee giving you the right to vote the shares at the Annual Meeting, you may revoke any previous voting instructions by attending the Annual Meeting and voting in person.

Q:	How many shares are eligible to vote at the Annual Meeting?

A:	As of the close of business on the record date of April 22, 2011, there were 25,092,591 shares of Sabra common stock outstanding and eligible to vote at the Annual Meeting. There is no other class of voting securities outstanding. Each share of common stock entitles its holder to one vote at the Annual Meeting.

Q:	How is a quorum determined?

A:	A quorum refers to the number of shares that must be in attendance at an annual meeting of stockholders to lawfully conduct business. The representation, in person or by proxy, of holders entitled to cast a majority of all of the votes entitled to be cast at the Annual Meeting constitutes a quorum at the meeting. Your shares will be counted for purposes of determining whether a quorum exists for the Annual Meeting if you returned a signed and dated proxy card or voting instruction form, if you submitted a proxy or voting instructions by telephone or the Internet, or if you vote in person at the Annual Meeting, even if you abstain from voting on any of the proposals. In addition, if you are a street name holder, your shares may also be counted for purposes of determining whether a quorum exists for the Annual Meeting even if you do not submit voting instructions to your broker. See “—How will votes be counted at the Annual Meeting?” below.

Q:	What is required to approve each proposal at the Annual Meeting?

A:	Election of Directors (Proposal No. 1). Our Amended and Restated Bylaws (“Bylaws”) provide for a majority voting standard for the election of directors. Under this majority voting standard, once a quorum has been established, each director nominee receiving a majority of the votes cast with respect to his or her election (that is, the number of votes cast FOR the nominee exceeds the number of votes cast AGAINST the nominee) will be elected as a director. As required by our Bylaws, each incumbent director has submitted an irrevocable letter of resignation as a director that becomes effective if the director is not elected by stockholders and the Board of Directors accepts the resignation. The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the persons receiving the highest number of FOR votes, up to the total number of directors to be elected at the meeting, will be elected. The majority voting standard is discussed further under the section entitled “Election of Directors (Proposal No. 1)—Majority Voting Standard.”

The election of directors at the Annual Meeting is not contested. Therefore, in accordance with the majority voting standard, director nominees will be elected at the Annual Meeting by a majority of the votes cast. Stockholders are not permitted to cumulate their shares for the purpose of electing directors.

Other Items (Proposal Nos. 2, 3 and 4). Once a quorum has been established, pursuant to our Bylaws, approval of each of the other items to be submitted for a vote of stockholders at the Annual Meeting requires the affirmative vote of a majority of all of the votes cast on the item at the meeting. Notwithstanding this vote standard required by our Bylaws, Proposal No. 2 (ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2011), Proposal No. 3 (an advisory vote on executive compensation) and Proposal No. 4 (an advisory vote on the frequency of future advisory votes on executive compensation) are advisory only and are not binding on Sabra. Our Board of Directors will consider the outcome of the vote on each of these items in considering what action, if any, should be taken in response to the vote by stockholders.

Q:	How will votes be counted at the Annual Meeting?

A:	In the election of directors (Proposal No. 1), you may vote FOR, AGAINST or ABSTAIN with respect to each director nominee. For the proposal to ratify the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal No. 2) and for the advisory vote on executive compensation (Proposal No. 3), you may vote FOR, AGAINST or ABSTAIN. With respect to the advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 4), you may vote ONE YEAR, TWO YEARS, THREE YEARS or ABSTAIN. Abstentions with respect to any proposal at the Annual Meeting will be counted as present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted as a vote cast on the proposal and therefore will not be counted in determining the outcome of the proposal.

If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters.

However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. The proposal to ratify the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal No. 2) is considered routine under applicable rules, while each of the other items to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine. Accordingly, if you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal No. 2, but will not be permitted to vote your shares on any of the other items at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for the purpose of determining the presence of a quorum at the Annual Meeting and will be voted on Proposal No. 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting. Broker non-votes will not be counted as a vote cast with respect to these other items and therefore will not be counted in determining the outcome of the items.

Q:	How will my shares be voted if I do not give specific voting instructions in the proxy or voting instructions I submit?

A:	If you properly submit a proxy or voting instructions but do not indicate your specific voting instructions on one or more of the items listed above in the notice of meeting, your shares will be voted as recommended by the Board of Directors on those items. See “—How does the Board recommend I vote on these items?” above.

Q:	How will voting on any other business be conducted?

A:	Although the Board of Directors does not know of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement, if any other business properly comes before the Annual Meeting, a stockholder’s properly submitted proxy gives authority to the proxy holders to vote on those matters in their discretion.

Q:	Who will bear the costs of the solicitation of proxies?

A:	The cost of preparing the Notice of Annual Meeting of Stockholders, this Proxy Statement, the Notice of Internet Availability and the form of proxy, the cost of making such materials available on the Internet and the cost of soliciting proxies will be paid by Sabra. In addition to solicitation by mail, certain officers, regular employees and directors of Sabra, without receiving any additional compensation, may solicit proxies personally or by telephone. Sabra will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our common stock and will reimburse them for their expenses in doing so.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and disclose final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Sabra common stock as of April 22, 2011 for the following: (i) each of Sabra’s directors and each executive officer of Sabra identified as a “Named Executive Officer” in this Proxy Statement, (ii) all persons who are directors and executive officers of Sabra as a group and (iii) any person who is known by Sabra to be the beneficial owner of more than 5% of Sabra’s outstanding common stock. This table is based on information supplied to us by our executive officers, directors and principal stockholders or included in a Schedule 13G filed with the SEC.

Name of Beneficial Owner	Sabra Shares Beneficially Owned(1)		Percent of Sabra Shares(1)
Directors and Named Executive Officers:
Richard K. Matros	500,489	(2)	2.0%
Harold W. Andrews, Jr.	—		—
Talya Nevo-Hacohen	—		—
Craig A. Barbarosh	2,567	(3)	*
Robert A. Ettl	2,567	(3)	*
Michael J. Foster	22,559	(4)	*
Milton J. Walters	18,752	(5)	*
All persons who are directors and executive officers of Sabra as a group (7 persons, each of whom is named above)	546,934	(6)	2.1%
5% Stockholders:
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,308,090	(7)	9.2%
Piper Jaffray Companies 800 Nicollet Mall Suite 800 Minneapolis, MN 55402	2,038,469	(8)	8.1%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,614,693	(9)	6.4%
Deutsche Bank AG Theodor-Heuss-Allee 70 60468 Frankfurt am Main Federal Republic of Germany	1,490,158	(10)	5.9%
FMR LLC 82 Devonshire Street Boston, MA 02109	1,382,998	(11)	5.5%

*	Less than 1.0%
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise noted below, applicable percentage ownership is determined based on 25,092,591 shares of Sabra common stock outstanding as of April 22, 2011. Options exercisable within 60 days of April 22, 2011, restricted stock units vesting within 60 days of April 22, 2011, and shares of common stock subject to restricted stock units that have vested but the payment of which has been deferred until termination are considered outstanding for purposes of computing the share amount and percentage ownership of the person holding such stock options or restricted stock units, but Sabra does not deem them outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.
(2)	Consists of (i) 186,138 shares held by the R&A Matros Revocable Trust, with respect to which Mr. Matros shares voting and investment power and (ii) 314,351 shares subject to stock options that are currently exercisable or exercisable within 60 days of April 22, 2011.

(3)	Consists of (i) 2,128 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock and (ii) 439 shares of common stock subject to restricted stock units that vest within 60 days of April 22, 2011.
(4)	Includes (i) 10,257 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock and (ii) 439 shares of common stock subject to restricted stock units that vest within 60 days of April 22, 2011.
(5)	Includes (i) 15,692 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock and (ii) 439 shares of common stock subject to restricted stock units that vest within 60 days of April 22, 2011.
(6)	Includes (i) 186,138 shares held by family trusts, with respect to which the officer or director shares voting and investment power, (ii) 314,351 shares subject to stock options that are currently exercisable or exercisable within 60 days of April 22, 2011, (iii) 30,205 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock and (iv) 1,756 shares of common stock subject to restricted stock units that vest within 60 days of April 22, 2011.
(7)	Beneficial share ownership information for The Vanguard Group, Inc. (“Vanguard”) is given as of December 31, 2010, and was obtained from a Schedule 13G filed on February 10, 2011 with the SEC. According to the Schedule 13G, Vanguard has sole voting power over 63,081 shares, sole dispositive power over 2,245,009 shares and shared dispositive power over 63,081 shares of our common stock. The Schedule 13G states that Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 63,081 shares as a result of serving as investment manager of collective trust accounts and that VFTC directs the voting of these shares. The number of shares reported as beneficially owned by Vanguard in the Schedule 13G includes 1,248,103 shares, representing 5.0% of our outstanding common stock, that Vanguard Specialized Funds—Vanguard REIT Index Fund—23-2834924 (“Vanguard REIT Fund”) separately reported as beneficially owned in a Schedule 13G filed on February 10, 2011 with the SEC. According to the Schedule 13G, Vanguard REIT Fund has sole voting power over 1,248,103 shares and no dispositive power over any shares of our common stock.
(8)	Beneficial share ownership information for Piper Jaffray Companies (“Piper Jaffray”) is given as of December 31, 2010, and was obtained from a Schedule 13G filed on February 11, 2011 with the SEC. According to the Schedule 13G, Piper Jaffray has sole voting power and sole dispositive power over 2,038,469 shares of our common stock. In the Schedule 13G, Piper Jaffray reports that the shares are beneficially owned by Advisory Research, Inc., a wholly owned subsidiary of Piper Jaffray, as a result of acting as investment adviser to various clients, and that Piper Jaffray disclaims beneficial ownership of such shares.
(9)	Beneficial share ownership information for BlackRock, Inc. (“BlackRock”) is given as of December 31, 2010, and was obtained from a Schedule 13G filed on February 8, 2011 with the SEC. According to the Schedule 13G, BlackRock has sole voting power and sole dispositive power over 1,614,693 shares of our common stock. The Schedule 13G states that various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of Sabra’s common stock but that no one person’s interest in our common stock is more than five percent of the total outstanding common shares.
(10)	Beneficial share ownership information for Deutsche Bank AG (“Deutsche Bank”) is given as of December 31, 2010, and was obtained from a Schedule 13G filed on February 11, 2011 with the SEC. According to the Schedule 13G, Deutsche Bank has sole voting power over 1,140,269 shares and sole dispositive power over 1,490,158 shares of our common stock.
(11)	Beneficial share ownership information for FMR LLC (“FMR”) is given as of December 31, 2010, and was obtained from a Schedule 13G filed on February 14, 2011 with the SEC by FMR and Edward C. Johnson 3d. According to the Schedule 13G, FMR and Mr. Johnson, as Chairman of FMR, each has sole dispositive power over 1,382,998 shares of our common stock. Fidelity Management & Research Company (a wholly owned subsidiary of FMR; “Fidelity”) beneficially owns 1,368,865 shares of our common stock, representing 5.5% of our outstanding common stock. Neither FMR nor Mr. Johnson has sole voting power of the shares beneficially owned by Fidelity. FMR and Mr. Johnson each has sole voting power over 14,133 shares of our common stock through its wholly owned subsidiaries Pyramis Global Advisors Trust Company and FIL Limited, neither of which individually owns more than 5% of our common stock.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Directors of the Company

Set forth below is a brief biographical description of each of our directors, all of whom have been nominated for election to the Board of Directors at the Annual Meeting. Sabra believes that its directors should be of high character and integrity, be accomplished in their respective fields, have relevant expertise and experience and collectively represent a diversity of backgrounds and experiences. The disclosure below identifies and describes the key experience, qualifications and skills that are important for persons who serve on Sabra’s board of directors in light of its business and structure. The specific experiences, qualifications and skills that led to the conclusion that each of our directors should serve on the Board of Directors is also included in the biographical description for each director provided below.

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Leadership experience. The Board of Directors believes that directors with experience in a significant leadership position, such as having served as chief executive officer of another entity, will provide the Board with special insights. These individuals generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

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Finance experience. The Board of Directors believes that an understanding of finance and financial reporting processes is important for its directors and therefore it seeks directors who are financially knowledgeable. Sabra measures its operating and strategic performance primarily by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to Sabra’s success.

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Industry experience. Sabra seeks directors with experience as executives or directors or in other leadership positions in the industries in which it operates. The Board of Directors believes that such experience is important to the director’s understanding of Sabra’s operations, risks and opportunities.

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Public company experience. The Board of Directors believes that directors with experience as executives or directors in publicly owned corporations, including as members of the key standing board committees of those corporations, will be more familiar with the securities laws and other issues faced by public companies that do not affect privately owned corporations.

•	Other experience. Sabra seeks directors who bring diverse, yet relevant experience to the Board of Directors.

Craig A. Barbarosh. Mr. Barbarosh, 43, has served on our Board of Directors since November 2010. He has been a partner of the international law firm of Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”) since 1999 and is a nationally recognized restructuring expert. He has served in several leadership positions while a partner at Pillsbury including serving on the firm’s Board of Directors, as the Chair of the firm’s Board Strategy Committee, as a co-leader of the firm’s national Insolvency & Restructuring practice section and as the Managing Partner of the firm’s Orange County office. Mr. Barbarosh also currently serves as a director, and as chair of the nominating committee and member of the transaction and compensation committees, of Quality Systems, Inc., a developer and marketer of healthcare information systems. Mr. Barbarosh received a Juris Doctorate with honors from the University of the Pacific, McGeorge School of Law in 1992 and a Bachelor of Arts in Business Economics from the University of California at Santa Barbara in 1989. Mr. Barbarosh has received certificates from Harvard Business School for completing executive education courses on Private Equity and Venture Capital (2007) and Strategic Financial Analysis for Business Evaluation (2010).

Director Qualifications:

•	Public company experience—current director and chair of the nominating committee of a public company; and

•	Other experience as a practicing attorney specializing in the area of financial and operational restructuring and related mergers and acquisitions, including in the real estate industry.

Robert A. Ettl. Mr. Ettl, 51, has served on our Board of Directors since November 2010. He currently serves as Chief Operating Officer of Harvard Management Company (HMC). Mr. Ettl joined HMC in October 2008. HMC manages the endowment for Harvard University. Previously, he was a Managing Director with Allianz Global Investors from 2001 to 2008, where he was most recently Chief Executive Officer for the Alpha Vision hedge fund subsidiary from 2003 to 2007 and served as an internal management consultant from 2007 to 2008. He was also the firm’s Global Chief Technology and Operations Officer from 2001 to 2003. Prior to its acquisition by Allianz, Mr. Ettl held various roles at Pacific Investment Management Co. (“PIMCO”) from 1995 to 2000. He joined PIMCO in 1995 as Chief Operations Officer, later focusing on PIMCO’s international expansion as Chief Operating Officer of PIMCO’s Global unit in 1998 and became Executive Vice President and Chief Information Officer in 1999. Mr. Ettl has previously held management positions in Salomon Brothers’ government arbitrage trading analytics, technology and operations divisions. He also was associated with Arthur Andersen & Co. (now Accenture) as a senior consultant. Mr. Ettl served as a director of Advent Software, Inc., a provider of software and services for the investment management industry, from November 2007 until November 2009. Mr. Ettl holds a B.A. degree in Economics, a M.B.A. in Finance, and a Master of Public Health in Health Administration from Columbia University.

Director Qualifications:

•

Leadership experience—expertise managing operations of financial services companies in a variety of officer positions including chief executive officer, chief operating officer, and chief technology officer;

•

Finance experience—chief operating officer of Harvard Management Company responsible for managing Harvard University’s endowment and related assets and previously chief executive officer of a hedge fund;

•	Industry experience—management consulting in the healthcare field; and

•	Public company experience—former director and a member of the audit committee of a public company.

Michael J. Foster. Mr. Foster, 57, has served on our Board of Directors since November 2010. He served as a member of Old Sun’s board of directors from 2005 until the Separation and continues to serve as a member of New Sun’s board of directors. Mr. Foster is a managing director of RFE Management Corp. of New Canaan, Connecticut, where he has been employed since 1989. RFE Management Corp. is the investment manager for RFE Investment Partners V, L.P., RFE Investment Partners VI, L.P. and RFE Investment Partners VII L.P. (collectively referred to as “RFE”) and other private equity investment funds. Mr. Foster was a director of several publicly held healthcare companies five or more years ago, including Res-Care., Inc., a provider of residential, therapeutic and educational support to people with developmental or other disabilities, from 2001 to 2005. Mr. Foster is also, and has been previously, a director of several privately held portfolio companies of RFE, including Peak Medical Corporation, an operator of long-term care inpatient centers, from 1998 to 2005.

Director Qualifications:

•	Industry experience—former director of a long-term care company;

•	Public company experience—current and former director of several public companies; and

•	Other experience as director of multiple privately held companies.

Richard K. Matros. Mr. Matros, 57, has served as Sabra’s President and Chief Executive Officer and as a director since May 2010, and he has served as Chairman of the Board since November 2010. He was Old Sun’s Chairman of the Board and Chief Executive Officer from 2001 until the Separation. Mr. Matros served as Chief Executive Officer and President of Bright Now! Dental from 1998 to 2000. From 1998 until its sale in May 2008, Mr. Matros was also the managing partner of CareMeridian, and continues to hold a partnership interest in a number of entities that own and lease real property to CareMeridian. Previously, from 1994 to 1997, he served

Regency Health Services, Inc., a publicly held long-term care operator, holding positions as Chief Executive Officer, President, director and Chief Operating Officer. Prior to that time, from 1988 to 1994, he served Care Enterprises, Inc., holding positions as Chief Executive Officer, President, Chief Operating Officer, director and Executive Vice President—Operations. Mr. Matros currently serves on the advisory board for RFE Investment Partners.

Director Qualifications:

•	Industry experience—executive of long-term care companies for over 20 years and experience in long-term care companies for 35 years;

•	Public company experience—former and current chief executive officer of publicly held companies; and

•	Leadership experience—former and current chief executive officer.

Milton J. Walters. Mr. Walters, 68, has served on our Board of Directors since November 2010. He served as a member of Old Sun’s board of directors from 2001 until the Separation and continues to serve as a member of New Sun’s board of directors and as the chairman of New Sun’s audit committee and a member of its compensation committee. Mr. Walters has served with investment banking companies for over 40 years, including: President of Tri-River Capital since 1999; Managing Director of Prudential Securities from 1997 to 1999; Senior Vice President and Managing Director of Smith Barney from 1984 to 1988, where he was in charge of the financial institutions group; and the head of the financial institutions group of Warburg Paribas Becker from 1969 to 1984, including as Managing Director from 1978 to 1984. He has served on the board of directors and audit and governance committees of Fredericks of Hollywood Group, Inc., a publicly held company that designs, manufactures and sells women’s clothing, since 2008 and is currently the chairman of its audit committee.

Director Qualifications:

•	Public company experience—current director and audit committee chairman of public companies;

•	Leadership experience—current president and former managing director of investment banking companies; and

•	Finance experience—current audit committee chairman of public companies and extensive experience from 40 years of investment banking positions.

Executive Officers of the Company

The following sets forth biographical information regarding our executive officers, other than Mr. Matros, whose biographical information is set forth above.

Harold W. Andrews, Jr. Mr. Andrews, 46, served as Sabra’s Treasurer and Secretary from May 2010 to November 2010 and has served as Sabra’s Executive Vice President, Chief Financial Officer and Secretary since November 2010. Mr. Andrews also serves as managing partner of Journey Health Properties, LLC and Journey Lane 5, LLC, two real estate holding entities he organized to own and lease specialized healthcare facilities and a commercial office building. From 1997 to May 2008, Mr. Andrews was also a partner and Chief Financial Officer of CareMeridian, LLC (“CareMeridian”), a healthcare company that specialized in offering subacute and skilled nursing for patients suffering from traumatic brain injury, spinal cord injury and other catastrophic injuries. Previously, from 1996 to 1997, Mr. Andrews served as the Vice President of Finance for Regency Health Services, Inc., a provider of post-acute care services. Prior to that time, he spent 10 years in public accounting at Arthur Andersen LLP, including serving as senior manager for publicly traded healthcare and real estate companies. Mr. Andrews is also a CPA and a member of the AICPA and Financial Executives International. He also serves on the board of directors of Links Players International, a non-profit organization.

Talya Nevo-Hacohen. Ms. Nevo-Hacohen, 51, has served as Sabra’s Executive Vice President, Chief Investment Officer and Treasurer since November 2010. From September 2006 to August 2008 and from February 2009 to November 2010, Ms. Nevo-Hacohen served as an advisor to private real estate developers and operators regarding property acquisitions and dispositions, corporate capitalization, and equity and debt capital raising. From August 2008 to February 2009, Ms. Nevo-Hacohen was a Managing Director with Cerberus Real Estate Capital Management, LLC, an affiliate of Cerberus Capital Management, L.P., a private investment firm. From 2003 to 2006, Ms. Nevo-Hacohen served as Senior Vice President—Capital Markets and Treasurer for HCP, Inc., a healthcare REIT. Previously, from 1993 to 2003, Ms. Nevo-Hacohen worked for Goldman, Sachs & Co. where she was a Vice President in the investment banking and finance, operations and administration divisions. Prior to her affiliation with Goldman Sachs, she practiced architecture and was associated with several architectural firms in New York.

There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company and represent the Board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders. The Corporate Governance Guidelines direct our Board’s actions with respect to, among other things, Board composition and director qualifications, selection of the Chairman of the Board and the Lead Independent Director, composition of the Board’s standing committees, stockholder communications with the Board, succession planning and the Board’s annual performance evaluation. A current copy of the Corporate Governance Guidelines is posted in the About Sabra—Corporate Governance section of our website at www.sabrahealth.com.

Director Independence

Our Corporate Governance Guidelines require that a substantial majority of our Board of Directors qualify as “independent directors” under applicable rules of the NASDAQ Stock Market LLC (the “NASDAQ rules”). The Board of Directors has considered information regarding each director’s relationships with Sabra that have been identified, as well as those of the director’s immediate family members, and has considered whether any director has a relationship which would interfere with the director’s exercise of independent judgment in carrying out his responsibilities as a director. Our Board of Directors has affirmatively determined that none of Messrs. Barbarosh, Ettl, Foster or Walters has a relationship that, in the opinion of the Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out his responsibilities as a director and that each such director is an independent director under the NASDAQ rules. Mr. Matros does not qualify as an independent director because he is employed as our President and Chief Executive Officer.

In making its affirmative determination that each of our non-employee directors is an independent director, the Board of Directors considered the fact that Messrs. Foster and Walters also serve on the board of directors of New Sun. In serving on the board of directors of both New Sun and Sabra, Messrs. Walters and Foster have an actual conflict of interest with respect to matters at Sabra involving New Sun. In order to mitigate this conflict of interest, Sabra’s Corporate Governance Guidelines prohibit Messrs. Walters and Foster from participating in board discussions at Sabra to the extent the discussions relate to negotiations, disputes or other material matters involving New Sun. The Board of Directors may, in the future, also form committees of independent directors to discuss and act upon matters involving New Sun. Aside from these matters, we do not expect to exclude Messrs. Walters and Foster from any other Board business or company information.

Committees of the Board of Directors

The standing committees of our Board of Directors include: Audit, Compensation, and Nominating and Governance. The members of these standing committees are appointed by and serve at the discretion of the Board of Directors. Current copies of the charters for each of these committees are posted in the About Sabra—Corporate Governance section of our website at www.sabrahealth.com.

Our Chief Executive Officer and Secretary expect to regularly attend meetings of our Board committees when they are not in executive session, and to report on matters that are not addressed by other officers. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held.

Audit Committee

The Audit Committee consists of Mr. Barbarosh (Chair), Mr. Foster and Mr. Walters. The Board of Directors has determined that each member of the Audit Committee is an “independent director” under the NASDAQ rules. In addition, each member of the Audit Committee is also “independent” under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and satisfies the additional financial literacy requirements of the NASDAQ rules. The Board has designated one member of the Audit Committee, Mr. Foster, as an “audit committee financial expert” as defined by SEC rules. Mr. Foster’s biography is set forth above.

The Audit Committee is responsible for overseeing Sabra’s accounting and financial reporting processes and the audit of Sabra’s financial statements, including the integrity of Sabra’s financial statements, the qualifications and independence of Sabra’s independent registered public accounting firm and the performance of Sabra’s independent registered public accounting firm and internal auditors. Among other things, the Audit Committee is responsible for the appointment, compensation and retention of Sabra’s independent registered public accounting firm; pre-approval of all audit and non-audit services to be performed by the independent registered public accounting firm; review of Sabra’s internal controls and disclosure controls and procedures; oversight of Sabra’s internal audit function; oversight of Sabra’s legal and regulatory compliance and risk assessment and risk management policies; and review and approval of any related party transactions. The Audit Committee is also responsible for preparing the Audit Committee Report included in this Proxy Statement. In performing its responsibilities, the Audit Committee meets regularly with management, Sabra’s independent registered public accounting firm and Sabra’s internal auditors.

Compensation Committee

The Compensation Committee consists of Mr. Ettl (Chair), Mr. Barbarosh and Mr. Walters. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” under NASDAQ rules.

The Compensation Committee oversees and determines the compensation of Sabra’s Chief Executive Officer and other executive officers, including salaries, bonuses and awards of equity-based compensation, approves all employment and severance agreements for executive officers, makes recommendations to the Board with respect to the adoption or amendment of incentive compensation plans and stock-based benefit plans, administers Sabra’s stock-based benefit plans and makes recommendations to the Board of Directors concerning the compensation of directors. The Compensation Committee is also responsible for reviewing the Compensation Discussion and Analysis included in this Proxy Statement and for preparing the Compensation Committee Report included in this Proxy Statement.

The Compensation Committee is solely responsible for making the final decisions on compensation for Sabra’s executive officers. However, the Compensation Committee takes into account recommendations of Sabra’s Chief Executive Officer in determining the compensation (including stock awards) of executive officers other than the Chief Executive Officer. Otherwise, Sabra’s officers do not have any role in determining the form or amount of compensation paid to the executive officers of Sabra. In addition, the Compensation Committee retains the power to appoint and delegate matters to a subcommittee comprised of at least one member of the Compensation Committee, except that the Compensation Committee may not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole. The Compensation Committee does not currently intend to delegate any of its responsibilities to a subcommittee.

Pursuant to its charter, the Compensation Committee is authorized to retain compensation consultants to assist in the evaluation of compensation to Sabra’s executive officers. As further described under “Executive Compensation—Compensation Discussion and Analysis” below, following the Separation and REIT Conversion Merger, the Compensation Committee retained Frederic W. Cook & Company, Inc. (“FWC”), an independent compensation consultant, and reviewed with FWC a report FWC prepared for the Compensation Committee of the Board of Directors of Old Sun concerning recommendations for Sabra’s executive compensation program, including recommended base salary, target bonus and initial equity awards for each of Sabra’s executive officers. The Compensation Committee used this report when determining the amount of each executive officer’s initial base salary and equity award grant. FWC also advised on other aspects of executive compensation as requested by the Compensation Committee following the Separation and REIT Conversion Merger. FWC reports only to the Compensation Committee and does not perform services for us, except for executive compensation-related services on behalf of, and as instructed by, the Compensation Committee.

Nominating and Governance Committee

The Nominating and Governance Committee consists of Mr. Ettl (Chair), Mr. Foster and Mr. Walters. The Board of Directors has determined that each member of the Nominating and Governance Committee is an “independent director” under NASDAQ rules.

As further described below under “—Director Nomination Process,” the Nominating and Governance Committee assists our Board of Directors in identifying individuals qualified to become Board members and selecting the director nominees for each annual meeting of stockholders. The Nominating and Governance Committee also makes recommendations to the Board of Directors concerning the structure and operations of the Board and its committees and is responsible for overseeing the Corporate Governance Guidelines, for developing and recommending to the Board of Directors any changes to the Corporate Governance Guidelines, for overseeing new director orientation and director continuing education and for receiving reports annually from the Chief Executive Officer concerning senior management development and succession plans.

Meetings and Attendance

During 2010 and following the Separation, there was one meeting of the Board of Directors, one meeting of the Audit Committee, two meetings of the Compensation Committee and no meetings of the Nominating and Governance Committee. Each of our directors attended at least 75% of the aggregate meetings of the Board and the committees of the Board on which he served during 2010. In addition, the independent directors meet regularly in executive session without the presence of management. Mr. Foster, who has been designated by our Board of Directors as Lead Independent Director, chairs these executive sessions of the independent directors.

Our Board of Directors encourages each director to attend the annual meeting of stockholders. We did not have an annual meeting of stockholders in 2010.

Board Leadership Structure

Our Corporate Governance Guidelines provides that the Board is free to make its choice for Chairman and Chief Executive Officer in any way that the Board of Directors considers best for Sabra at a given point in time. Accordingly, the Chairman and Chief Executive Officer positions may be filled by one individual or by two different individuals. The Board believes that the most effective leadership structure for Sabra at this time is for Mr. Matros to serve as both our Chairman and Chief Executive Officer, in concert with an independent director serving as our Lead Independent Director.

Our Board of Directors believes that Mr. Matros, our Chief Executive Officer, is best suited to serve as our Chairman because he is the director most familiar with Sabra’s business and industry and most capable of identifying strategic priorities. In the Board’s view, combining the roles of Chairman and Chief Executive Officer facilitates the flow of information between management and the Board, and helps assure that the strategies adopted by the Board will be best positioned for execution by management.

To promote the independence of the Board and appropriate oversight of management and to demonstrate our commitment to strong corporate governance, the Board of Directors designates an independent, non-employee director to serve as our Lead Independent Director. As noted above, our Board of Directors has currently designated Mr. Foster to serve as our Lead Independent Director. The Lead Independent Director helps to facilitate free and open discussion and communication among the independent directors of the Board. The duties of the Lead Independent Director include chairing all meetings of the independent directors when they meet in executive session and chairing all meetings of the full Board in the absence of the Chairman; representing the Board in meetings with third parties, as appropriate; and working with the Chairman to finalize information provided to the Board, meeting agendas and meeting schedules. The Lead Independent Director also sets the agenda for the meetings held in executive session, and discusses issues that arise from these meetings with the Chief Executive Officer. The non-employee members of the Board meet in executive session during each regularly scheduled Board meeting and during special meetings of the Board as appropriate.

Risk Oversight

One of the principal functions of our Board of Directors is to provide oversight concerning the assessment and management of risk related to our business. The Board of Directors is involved in risk oversight through direct decision-making authority with respect to fundamental financial and business strategies and major corporate activities, including material acquisitions and financings, as well as through its oversight of management and the committees of the Board of Directors. Management is responsible for identifying the material risks facing Sabra, implementing appropriate risk management strategies and ensuring that information with respect to material risks is shared with the Board of Directors or the appropriate Board committee. In connection with this responsibility, members of management provide regular reports to the Board of Directors regarding business operations and strategic planning, financial planning and budgeting and regulatory matters, including any material risk to Sabra relating to such matters.

The Board of Directors has delegated oversight for specific areas of risk exposure to committees of the Board of Directors as follows:

•

The Audit Committee is responsible for periodically discussing Sabra’s overall risk assessment and risk management policies with management, our internal auditors and our independent registered public accounting firm as well as Sabra’s plans to monitor, control and minimize any risk exposure. The Audit Committee is also responsible for primary risk oversight related to our financial reporting, accounting and internal controls and oversees risks related to our compliance with legal and regulatory requirements.

•	The Compensation Committee oversees, among other things, the assessment and management of risks related to Sabra’s compensation plans, policies and overall philosophy and equity-based incentive plans.

•	The Nominating and Governance Committee oversees the assessment and management of risks related to our governance structure, including our Board leadership structure and management succession.

At each regular meeting of our Board of Directors, the chairperson of each committee reports to the full Board regarding the matters reported and discussed at any committee meetings, including any matters relating to risk assessment or risk management. Our Chief Executive Officer, Chief Financial Officer and outside legal counsel regularly attend meetings of these committees when they are not in executive session, and often report on matters that may not be otherwise addressed at these meetings. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held.

Our Board of Directors believes that the processes it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and therefore do not have a material effect on Sabra’s leadership structure described under “—Board Leadership Structure” above.

Director Nomination Process

Identifying and Evaluating Director Nominee Candidates

In identifying, evaluating and selecting potential director nominees for election at each annual meeting of stockholders and nominees for directors to be appointed by the Board of Directors to fill vacancies and newly created directorships, the Nominating and Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of the Board, any stockholder of Sabra, senior management or an outside search firm engaged by the Nominating and Governance Committee if determined appropriate. All potential director nominees, other than potential incumbent director nominees, will be initially reviewed by the Chairman of the Nominating and Governance Committee or, in the Chairman’s absence, any other member of the committee delegated to initially review director candidates. If it is determined appropriate to proceed, a prospective director candidate may be interviewed by one or more of the other members of the Nominating and Governance Committee, other members of the Board of Directors and by the Chief Executive Officer. The Nominating and Governance Committee will provide informal progress updates to the Board of Directors and will meet to consider and recommend any final director candidates to the full Board of Directors. The Board of Directors is responsible for determining the final director candidates to be nominated for election at each annual meeting of stockholders and for appointing directors to fill vacancies on the Board.

The Nominating and Governance Committee considers all potential director nominees without regard to race, color, religion, gender, ancestry, national origin or disability. In considering whether to nominate a potential director candidate for election to the Board of Directors, the Nominating and Governance Committee considers whether the director candidate would meet the definition of independence required by NASDAQ rules and applicable rules and regulations of the SEC. As set forth in Sabra’s Corporate Governance Guidelines, the Nominating and Governance Committee also seeks to elect directors who: (i) are of high character and integrity; (ii) are accomplished in their respective fields; (iii) have relevant expertise and experience, and are able to offer advice and guidance to management based on that expertise and experience; (iv) have sufficient time available to devote to Sabra’s affairs; (v) will represent the long-term interests of Sabra’s stockholders as a whole; and (vi) are not age 80 or older at the time of election. In addition, while the Board does not have a formal policy for the consideration of diversity in identifying nominees for director, as provided in Sabra’s Corporate Governance Guidelines, the Nominating and Governance Committee seeks to elect directors that will collectively represent a diversity of backgrounds and experiences. On an annual basis, as part of the performance evaluation of the Board of Directors, the Nominating and Governance Committee intends to seek feedback from members of the Board of Directors concerning whether the overall mix and diversity of Board members is appropriate for our company.

Stockholder Recommendations

As described above, the Nominating and Governance Committee will consider director candidates recommended by stockholders. Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources. To be properly communicated, stockholders desiring to recommend candidates for nomination or election to the Board of Directors should submit their recommendations in writing to the attention of the Secretary, Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, together with the following information: (i) all information about the stockholder and the candidate that would be required pursuant to Article II, Section 11 of our Bylaws if the stockholder was nominating the candidate for election to the Board of Directors, (ii) a statement of the proposed director candidate’s qualifications, taking into account the principles used by the Nominating and Governance Committee in evaluating possible candidates as described above, (iii) a statement detailing any relationship between the proposed director candidate and any tenant or competitor of Sabra, and (iv) detailed information about any relationship or understanding between the recommending stockholder and the director candidate. The Nominating and Governance Committee may request additional information concerning the director candidate as it deems reasonably necessary to determine the eligibility and qualification of the director candidate to serve as a member of our Board of Directors. Stockholders who are recommending candidates for consideration by the Board of Directors in connection with the next annual meeting of stockholders should submit their written recommendation no later than January 1 of the year of that meeting.

Please note that stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Nominating and Governance Committee as described above) must deliver written notice to our Secretary in the manner described in Article II, Section 11 of our Bylaws.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that applies to all of our directors, officers and employees. Our Code of Conduct and Ethics can be found in the About Sabra—Corporate Governance section of our website at www.sabrahealth.com. Waivers from, and amendments to, our Code of Conduct and Ethics that apply to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions, will be timely posted in the About Sabra—Corporate Governance section of our website at www.sabrahealth.com as required by applicable law.

Stockholder Communications with the Board

Stockholders may send written communications to the Board of Directors or to specified individuals on the Board, c/o Sabra’s Secretary at 18500 Von Karman Avenue, Suite 550, Irvine, California 92612. All mail received will be opened and communications that relate to matters that are within the scope of the responsibilities of the Board of Directors, other than solicitations, junk mail and frivolous or inappropriate communications, will be forwarded to the Chairman of the Board of Directors or any specified individual director, as applicable. If the correspondence is addressed to the Board of Directors, the Chairman will distribute it to the other Board members if he determines it is appropriate for the full Board to review.

DIRECTOR COMPENSATION

Director Compensation—Fiscal 2010

The following table provides information on the compensation of the members of our Board of Directors who are not also our employees (“Non-Employee Directors”) for the period from November 15, 2010 through December 31, 2010, which is the portion of our 2010 fiscal year following the Separation and REIT Conversion Merger. The compensation paid to Mr. Matros, who is also one of our employees, is presented in the Summary Compensation Table and the related tables included below under “Executive Compensation.” Mr. Matros is not entitled to receive additional compensation for his service as a director.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1)(2)(3) (c)	Total ($) (d)
Craig A. Barbarosh	9,563	63,325	72,888
Robert A. Ettl	8,563	63,325	71,888
Michael J. Foster	8,000	63,325	71,325
Milton J. Walters	8,000	63,325	71,325

(1)	Amounts reported represent the aggregate grant date fair value of the time-based stock units granted to the Non-Employee Directors following the Separation and REIT Conversion Merger. The aggregate grant date fair value of these awards was computed in accordance with FASB ASC Topic 718, and excludes the effects of estimated forfeitures. The reported award values have been determined using the assumptions described in Note 7 to the Consolidated Financial Statements included in Sabra’s Annual Report on Form 10-K for the year ended December 31, 2010.
(2)	On December 17, 2010, each Non-Employee Director received an initial equity award of 2,188 stock units in connection with his appointment to the Board of Directors following the Separation and REIT Conversion Merger. The grant date fair value of each director’s initial equity award was $40,000. Each Non-Employee Director also received a pro-rata annual equity award of 1,276 stock units on December 17, 2010. The grant date fair value of each director’s pro-rata annual equity award was $23,325.
(3)	As of December 31, 2010, each Non-Employee Director held 3,464 unvested stock units (consisting of the stock units granted to each director as part of his initial and pro-rata annual equity awards as described above).

Director Compensation Policy

Under our Directors’ Compensation Policy approved on December 17, 2010, each Non-Employee Director is entitled to receive the following as cash compensation: (1) an annual retainer of $40,000, payable in four equal quarterly installments, and (2) $1,000 for each committee (but not Board of Directors) meeting attended, with the meeting fee reduced to $500 for telephonic meetings lasting less than thirty minutes or for in-person meetings which the director attends other than in person. Any Non-Employee Director serving as Chair of the Board or as the Lead Independent Director and each Chairperson of a committee of the Board of Directors is entitled to receive an additional annual retainer, payable in four equal quarterly installments, as follows: $20,000 for Chair or Lead Independent Director, $12,500 for Audit, $7,500 for Compensation, and $5,000 for Nominating and Governance. The annual retainer and any additional retainers are each pro-rated for partial years of service.

Beginning in 2011, the directors have the right to elect to receive their annual retainers and any additional annual retainers in the form of stock units in lieu of cash, which units would be issued as of the last day of the quarter in which the retainers relate and the units would be valued as of the award date. In addition, each of the Non-Employee Directors is entitled to receive (a) an initial award of restricted stock units in connection with the director’s appointment to the Board of Directors valued at $40,000 on the date of the award and (b) an annual award of restricted stock units valued at $40,000 on the date of the award. Each director’s initial award vests monthly over two years, is not distributable as shares of our common stock until the earlier of the fifth anniversary of the grant date, a change in control or the director’s separation from service from the Board of Directors, and any unvested restricted stock units shall accelerate and vest in full on the occurrence of a change in control or the Non-Employee Director’s death or disability. Each director’s annual award of restricted stock units generally has the same terms as the initial award described above, but will vest over a period of one year (and will in all events become vested in connection with the annual meeting of stockholders occurring in the year following the date of grant). All stock units are entitled to receive dividend equivalent payments, which are either paid in cash on a current basis or reinvested into additional stock units. Each director’s annual award of restricted stock units is pro-rated for partial years of service.

Each of our Non-Employee Directors is reimbursed for out-of-pocket expenses for attendance at Board of Directors and committee meetings.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Sabra became a separate publicly traded company when our former parent company, Old Sun, restructured its business by separating its operating assets and its real estate assets into New Sun and Sabra. The Separation occurred by means of a spin-off of Old Sun’s operating assets to New Sun, with New Sun continuing the business and operations of Old Sun and its subsidiaries. Immediately following the Separation, Old Sun and Sabra effected the REIT Conversion Merger, with Sabra surviving the merger, and New Sun was renamed “Sun Healthcare Group, Inc.” The Separation and REIT Conversion Merger were completed on November 15, 2010. Following the Separation and REIT Conversion Merger, Old Sun’s Chairman and Chief Executive Officer, Richard K. Matros, became our Chairman, President and Chief Executive Officer. In addition, two finance professionals with significant experience in the real estate industry became our other two executive officers. Harold W. Andrews, Jr., a finance professional with more than 10 years of experience in both the provision of healthcare services and healthcare real estate, became our Executive Vice President, Chief Financial Officer and Secretary. Talya Nevo-Hacohen, a real estate finance executive with more than 20 years of experience in real estate finance, acquisition and development, became our Executive Vice President, Chief Investment Officer and Treasurer. Messrs. Matros and Andrews and Ms. Nevo-Hacohen have been our only three executive officers since the Separation and REIT Conversion Merger, and are referred to as the Named Executive Officers in this Proxy Statement.

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to the Named Executive Officers for the period from November 15, 2010 through December 31, 2010, which is the portion of our 2010 fiscal year following the Separation and REIT Conversion Merger. During this time, we took the following compensation actions:

•

We entered into employment agreements with each of the Named Executive Officers. These agreements establish each executive’s initial base salary, entitle each executive to participate in our executive bonus plan (which was established in 2011) and set forth the terms of each executive’s severance benefit protections.

•

We granted an initial equity award to each of the Named Executive Officers to provide a performance-based compensation opportunity over a multi-year period and to further link the executives’ interests with those of our stockholders. The initial equity award consists of time-based stock units (“Time-Based Units”), funds from operations-based stock units (“FFO Units”), and relative total stockholder return-based stock units (“TSR Units”). The mix of Time-Based Units, FFO Units and TSR Units was chosen so that the vesting of 2/3 of each executive’s initial equity award is performance-contingent (in addition to being contingent on continued employment).

•

Mr. Matros held stock options that were originally granted by Old Sun. These stock options were assumed by us following the Separation and REIT Conversion Merger. However, in light of our status as a REIT and the expectation of our dividend payments, the economic value of these stock options (determined as described under “—Long-Term Incentives—Initial Equity Awards and Make-Whole Award” below) was diminished following the Separation and REIT Conversion Merger. Therefore, in addition to his initial equity award, we granted Mr. Matros additional time-based stock units to compensate him for the reduction in value of these stock options that was caused by our conversion to a REIT (we refer to these additional stock units as “Make-Whole Units”).

•	We awarded Mr. Matros a special discretionary bonus in recognition of his substantial achievements in connection with our formation, capitalization and separation from Old Sun.

The compensation actions described above represent our executive compensation program for the portion of our 2010 fiscal year following the Separation and REIT Conversion Merger. Because the Separation and REIT

Conversion Merger occurred in November 2010, we did not have any annual incentive bonus program in effect for this period. However, we have established an annual incentive bonus program for our 2011 fiscal year (which is our first full year following the Separation and REIT Conversion Merger).

Compensation Program and Objectives

Our compensation program for executives is intended to:

•	attract and retain quality executive officers;

•	motivate and reward high performance levels;

•	align the interests of our executive officers with the interests of our stockholders;

•	enhance profitability; and

•	inspire teamwork and collaboration among the executives.

We believe that our executive compensation program, as reflected in our 2010 compensation actions, is appropriately structured to accomplish these objectives. We believe that the structure of our initial equity award grants—with 2/3 of each executive’s award consisting of FFO Units and TSR Units where vesting is contingent on both our performance and the executive’s continued employment—will motivate our executives to achieve high performance levels and, because of the performance-based nature of the vesting schedules and the fact that the awards are payable in shares of our common stock, further align the interests of the executives with those of our stockholders. We believe that the terms of each executive’s employment agreement, including the initial base salary and the terms of the severance benefit protections provided for in each agreement, allowed us to attract and assemble a qualified executive team that is capable of successfully leading Sabra following the Separation and REIT Conversion Merger.

Role of the Compensation Committee

Pursuant to its charter, the Compensation Committee of our Board of Directors has the authority to determine the amount of compensation given to each of the Named Executive Officers. The Compensation Committee approves our executive compensation philosophy and procedures, and is responsible for administering our equity compensation plans, including approving grants of awards under the plans. The Compensation Committee is also responsible for approving employment agreements for any of the Named Executive Officers. In performing its duties, the Compensation Committee is authorized to consider the recommendations of our Chairman and Chief Executive Officer when determining the compensation of the other Named Executive Officers.

The elements of our executive compensation program, as reflected in our 2010 compensation actions, were each approved by the Compensation Committee. None of the Named Executive Officers is a member of the Compensation Committee or, except for recommendations made by Mr. Matros with respect to the compensation of the other Named Executive Officers, had any role in determining the compensation of the Named Executive Officers.

Role of the Compensation Consultant

Prior to the Separation and REIT Conversion Merger, the Compensation Committee of the Board of Directors of Old Sun retained FWC to prepare a recommended executive compensation program for Sabra to implement following the Separation and REIT Conversion Merger. FWC analyzed the salaries, target bonus opportunities, target cash compensation opportunities, equity award opportunities and targeted total direct compensation at similar peer companies (listed below), and provided recommended base salary, target bonus and initial equity award amounts for each of the Named Executive Officers. Following the Separation and REIT

Conversion Merger, the Compensation Committee retained FWC and reviewed the report prepared by FWC, and used this report when determining the amount of each Named Executive Officer’s initial base salary and equity award grant.

FWC also provided recommendations regarding the appropriate structure of the Named Executive Officers’ initial equity award grants, including the vesting provisions and payout ranges. FWC recommended that the initial equity award grants consist of a mixture of Time-Based Units, FFO Units and TSR Units, as this mixture is consistent with equity award programs used by other REITs, and results in the vesting of 2/3 of each executive’s initial equity award grant being performance-contingent in addition to being contingent on continued employment. FWC also analyzed the value of the stock options assumed by us that were originally granted by Old Sun to Mr. Matros in light of our status as a REIT, and provided recommendations regarding the appropriate size and structure of the Make-Whole Units granted to Mr. Matros. Following the Separation and REIT Conversion Merger, the Compensation Committee reviewed the report prepared by FWC, and used this report when determining the structure of the Named Executive Officers’ initial equity award grants and Mr. Matros’s Make-Whole Units.

FWC also advised on other aspects of executive compensation as requested by the Compensation Committee following the Separation and REIT Conversion Merger. FWC reports only to the Compensation Committee, and does not perform services for us, except for executive compensation related services on behalf of, and as instructed by, the Compensation Committee.

Peer Companies

When determining the amount of each Named Executive Officer’s initial base salary and equity award grant, the Compensation Committee, with the assistance of FWC, considered the compensation paid by the following peer companies:

Acadia Realty Trust Associated Estates Realty Corp CapLease Cedar Shopping Centers Cogdell Spencer Cousins Properties Education Realty Trust First Potomac Realty Healthcare Realty Trust	Hersha Hospitality Trust Inland Real Estate Corp Investors Real Estate Trust LTC Properties Medical Properties Trust National Health Investors Omega Healthcare Parkway Properties Sun Communities

The peer companies are all publicly traded REITs or companies with significant real estate operations, and several of the peer companies are also publicly-traded health care REITs. The Compensation Committee believes that the peer companies are an appropriate reference point for compensation decisions with respect to the Named Executive Officers based on each peer company’s similarity to Sabra taking into account their respective businesses, revenues, funds from operations, number of employees, market capitalization, enterprise value, and the talent pool for which they compete.

Material Elements of Compensation

Base Salaries. We pay each Named Executive Officer a base salary to provide each executive with a minimum, fixed level of cash compensation. The initial annual base salary for Mr. Matros was set at $700,000, while the initial annual base salaries for Mr. Andrews and Ms. Nevo-Hacohen were each set at $325,000. When determining the amount of each executive’s initial base salary, we generally set the amount at approximately the 75th percentile of the base salaries paid by our peer companies to similarly situated executives. Even though our revenues, funds from operations and market capitalization are expected to be lower than a majority of our peer companies, we believe targeting the Named Executive Officers’ base salaries at the 75th percentile was appropriate. This level was chosen because, except for Mr. Matros, following the Separation and REIT Conversion Merger, we were required to recruit a new executive team with substantial industry experience and contacts that would be capable of immediately executing our operating plan. This level was also chosen because of the significant effort involved in connection with our formation, capitalization and separation from Old Sun.

The initial base salary established for Mr. Matros exceeds the 75th percentile of the base salaries paid by our peer companies to their Chief Executive Officers. Unlike the other Named Executive Officers, Mr. Matros was a former employee of Old Sun who joined us in connection with the Separation and REIT Conversion Merger. Prior to joining us, Mr. Matros was paid an annual base salary of $875,000 by Old Sun. Following the Separation and REIT Conversion Merger, we reduced Mr. Matros’s annual base salary to $700,000 in order to establish a base salary that more closely approximated the 75th percentile of base salaries paid by our peer companies. We did not believe that any additional reduction to Mr. Matros’s base salary was appropriate in light of the significant effort and leadership that would be involved following the Separation and REIT Conversion Merger to execute our operating plan.

The base salary that was paid to each Named Executive Officer for the portion of our 2010 fiscal year following the Separation and REIT Conversion Merger is reported in the “Summary Compensation Table—Fiscal 2010” below.

Annual Incentive Compensation and Discretionary Bonus

Because the Separation and REIT Conversion Merger occurred in November 2010, we did not have any annual incentive bonus program in effect for the portion of our 2010 fiscal year following these transactions. We have established an annual incentive bonus program for our 2011 fiscal year (which is our first full year following the Separation and REIT Conversion Merger), and the Named Executive Officers are each entitled to participate in the bonus program pursuant to the terms of their employment agreements.

In December 2010, we paid Mr. Matros a special discretionary bonus of $400,000 in recognition of his substantial achievements in connection with our formation, capitalization and separation from Old Sun. Our formation began with Mr. Matros’s idea of separating Old Sun’s real estate portfolio from its operating assets and culminated in the completion of the Separation and REIT Conversion Merger. The key achievements obtained through the leadership of Mr. Matros included (1) the receipt of the necessary third party landlord consents; (2) the receipt of the necessary state regulatory approvals, including a number of change of ownership approvals; (3) a $232 million equity offering by Old Sun; (4) our offering of $225 million of 8.125% senior notes due 2018 and the syndication and closing of our senior secured revolving credit facility; and (5) completion of the Separation and REIT Conversion Merger prior to December 31, 2010, which allows Sabra to qualify and elect to be treated as a REIT for U.S. federal income tax purposes for its 2011 tax year. In addition to the discretionary bonus, Mr. Matros will also be entitled to receive any pro-rata annual incentive bonus that is earned under Old Sun’s annual incentive bonus program for 2010 in respect of his service as Old Sun’s Chairman and Chief Executive Officer for the period prior to the Separation and REIT Conversion Merger.

Mr. Matros’s discretionary bonus is reported in the “Summary Compensation Table—Fiscal 2010” below.

Long-Term Incentives—Initial Equity Awards and Make-Whole Award

In General. In November 2010, following the Separation and REIT Conversion Merger, we granted an initial equity award to each of the Named Executive Officers to provide a performance-based compensation opportunity over a multi-year period. For each executive, the Compensation Committee approved a total dollar value for the equity award, which was then converted into an award with respect to the applicable number of shares of common stock based on the closing price of a share of common stock on the regular trading date immediately preceding the grant date. The total grant date dollar value of Mr. Matros’s equity award was set at $2,400,000, while the total grant date dollar value of the equity awards for Mr. Andrews and Ms. Nevo-Hacohen was set at $1,200,000. These values differ from the total amounts reported in the “Summary Compensation Table—Fiscal 2010” and “Grants of Plan-Based Awards—Fiscal 2010” tables below because the amounts in those tables are based on the grant-date fair value of the awards as determined under the accounting principles used in our financial reporting (as outlined in the notes to those tables), while the Compensation Committee used the dollar amounts above for purposes of determining the number of shares to award to each executive.

As with base salaries, when determining the total dollar value of each executive’s initial equity award, we generally set the amount with reference to approximately the 75th percentile of the equity award opportunities granted by our peer companies to similarly situated executives. However, each executive’s award was structured as a “front loaded” award and represents two years’ worth of incentives, so the value of each executive’s initial equity award was set at approximately two times the 75th percentile level (e.g., if the 75th percentile level for an executive was approximately $1,000,000, the total dollar value of his equity award would have been approximately $2,000,000). The Compensation Committee, with the assistance of FWC, determined to structure the awards as front loaded awards to give each executive a meaningful unvested equity position in Sabra immediately following the Separation and REIT Conversion Merger. As a result of the front loaded structure of the initial awards, we do not anticipate granting any additional long-term equity incentive awards to the Named Executive Officers during calendar 2011, and we will also take the front-loaded nature of the initial awards into account when determining the amount of any long-term equity incentive awards to be granted to the Named Executive Officers in 2012 and 2013.

One third of the total dollar value of each executive’s initial equity award was awarded in the form of Time-Based Units, FFO Units and TSR Units. As a result, each initial equity award consisted of an approximately equal number of Time-Based Units, FFO Units and TSR Units, the terms of which are described in more detail below.

In addition to his initial equity award, Mr. Matros was granted Make-Whole Units. In connection with the Separation and REIT Conversion Merger, the options and stock units originally granted to Mr. Matros by Old Sun were assumed by us and converted into awards with respect to shares of Sabra’s common stock having the same intrinsic value. As a result, the existing “spread” value of Mr. Matros’s Old Sun option awards was preserved in connection with our assumption of the awards. However, the fair value of the assumed Old Sun option awards as determined under the accounting principles used in our financial reporting (which is generally thought to be the best estimate of the value of compensatory options) is lower as a result of our assumption of the awards. The lower option values result from Sabra’s status as a REIT, including the expectation that as a REIT its stock price volatility will be lower than Old Sun’s, as well as the requirement that Sabra distribute annually the majority of its net income to stockholders in the form of dividends. With assistance from FWC, we set the value of the Make-Whole Units (determined on the grant date) at a level that approximates the lost fair value of the options as determined under the accounting principles used in our financial reporting. Subject to Mr. Matros’s continued employment, the Make-Whole Units become vested over a period of four years following the grant date. This new vesting requirement is imposed on all of Mr. Matros’s Make-Whole Units even though a portion of Mr. Matros’s Old Sun options were fully vested.

Time-Based Units. The Time-Based Units are included as part of each executive’s initial equity award to provide an equity incentive linked to the value realized by our stockholders that becomes earned based on the executive’s continued employment with us. Each executive’s Time-Based Units become vested in equal annual installments over a period of five years. While we intend to ordinarily grant time-based stock units with a four-year vesting schedule, we imposed a longer five-year vesting schedule on the Time-Based Units due to the front-loaded nature of the November 2010 awards, which were granted in connection with the Separation and REIT Conversion Merger and are viewed by the Compensation Committee as compensation for 2011.

FFO Units. The FFO Units are included as part of each executive’s initial equity award to motivate them to execute our multi-year operating plan and increase our funds from operations performance, and to provide an equity incentive linked to the value realized by our stockholders. The FFO Units become eligible to vest based on our funds from operations performance for the calendar year 2013 relative to a target funds from operations goal for that year as established by the Compensation Committee. We believe the targeted funds from operations level is reasonably attainable if we are successful in executing our operating plan and increasing our funds from operations performance over the next three years, culminating in 2013. The choice of 2013 as the performance measurement year is intended to give the executives a period of time to execute on Sabra’s operating plan and grow the business.

100% of each executive’s target number of FFO Units will become eligible to vest if we achieve the targeted 2013 performance level. If we achieve less than 75% of the targeted performance level (the threshold level), 0% of each executive’s target number of FFO Units will become eligible to vest, while if we achieve 125% or more of the targeted performance level (the maximum level), 150% of each executive’s target number of FFO Units will become eligible to vest. Performance between the threshold level and the targeted performance level will result in between 0% and 100% of each executive’s target number of FFO Units becoming eligible to vest, with the percentage becoming eligible to vest generally decreasing 4% for each 1% decrease in the targeted performance level achieved (e.g., if we achieve 95% of the targeted performance level, 80% of each executive’s target number of FFO Units will become eligible to vest). Performance between the targeted performance level and the maximum level will result in between 100% and 150% of each executive’s target number of FFO Units becoming eligible to vest, with the percentage becoming eligible to vest generally increasing 2% for each 1% increase in the targeted performance level achieved. This vesting schedule thus includes a steeper 4-1 reduction for below-target performance relative to the 2-1 increase for above-target performance.

Any FFO Units that become eligible to vest based on our funds from operations performance are also subject to a vesting condition based on the executive’s continued employment. 50% of any FFO Units that become eligible to vest based on performance will ordinarily become payable if the executive remains employed by us through the last day of the performance period (December 31, 2013), while the remaining 50% of the FFO Units will ordinarily become payable if the executive remains employed by us on the first anniversary of that date (December 31, 2014). The additional one-year time-based vesting period was imposed due to the front-loaded nature of the November 2010 awards, which were granted in connection with the Separation and REIT Conversion Merger and are viewed by the Compensation Committee as compensation for 2011.

TSR Units. The TSR Units are included as part of each executive’s initial equity award to motivate the executives to increase our stockholders’ total return, and to provide an equity incentive linked to the value realized by our stockholders. The TSR Units become eligible to vest based on our relative total stockholder return over a three-year performance period measured against the following publicly-traded REITs: Alexandria RE Equities, AMB Property Corp, Biomed Realty Trust, Boston Properties, Brandywine Realty Trust, Cogdell Spencer, Commonwealth REIT, Corporate Office Properties, DCT Industrial Trust, Digital Realty Trust, Douglas Emmett, Duke Realty Corp, Dupont Fabros Technology, Eastgroup Properties, First Industrial Realty, First Potomac Realty, Franklin Street Properties, Government Properties, HCP, Health Care REIT, Healthcare Realty Trust, Highwoods Properties, Kilroy Realty Corp, Lexington Realty Trust, LTC Properties, Mack-Cali Realty Corp, Medical Properties Trust, Mission West Properties, Monmouth Real Estate Investment, MPG Office Trust, National Health Investors, Nationwide Health Properties, Omega Healthcare, Parkway Properties, Piedmont Office Realty, Prologis, SL Green Realty Corp, Senior Housing Properties, Terreno Realty Corp, Universal Health Realty, and Ventas. This group of companies is referred to as the “TSR Peer Companies.” Although there is some overlap, the TSR Peer Companies differ from the peer companies described above because these companies were selected because they are either healthcare, office or industrial REITs. In contrast, the peer companies were selected based on their revenues, funds from operations, number of employees, market capitalization and enterprise value. The Compensation Committee believes that the selection criteria for relative TSR performance can be different than for compensation benchmarking peers because REIT sectors are affected by similar economic forces (with REIT size playing a relatively small role in shareholder return), while compensation amounts correlate with both the REIT sector and Sabra’s size.

100% of each executive’s target number of TSR Units will become eligible to vest if we achieve a total stockholder return percentile ranking at the 70th percentile relative to the TSR Peer Companies. The 70th percentile was chosen as the target performance level in order to align target performance with the target value of the awards, which, as discussed above, was determined with reference to approximately the 75th percentile of the equity award opportunities granted by our peer companies. If our total stockholder return percentile ranking relative to the TSR Peer Companies is less than the 30th percentile (the threshold level), 0% of each executive’s target number of TSR Units will become eligible to vest, while if we achieve a total stockholder return percentile ranking relative to the TSR Peer Companies at or above the 95th percentile (the maximum level), 150% of each executive’s target number of TSR Units will become eligible to vest. (Although if we achieve a negative absolute total stockholder return over the performance period, the maximum percentage of each executive’s target number of TSR Units eligible to become vested is in all events capped at 100%, in recognition that in such event, while our total stockholder return may have exceeded that of our peers, our stockholders have not realized a positive total stockholder return on an absolute basis for this period.) As with the FFO Units, performance between the threshold level and the maximum level will result in between 0% and 150% of each executive’s target number of TSR Units becoming eligible to vest, with the vesting schedule including a steeper 2.5-1 percentage reduction for below-target performance relative to the 2-1 percentage increase for above-target performance. The selection of a three year period to measure total stockholder return helps ensure that performance must be achieved and sustained over a period of years in order for the awards to vest.

Like the FFO Units, any TSR Units becoming eligible to vest based on our relative stockholder return performance are also subject to a vesting condition based on the executive’s continued employment. The TSR Units similarly impose an additional one-year time-based vesting period due to the front-loaded nature of the awards.

Dividend Equivalents. The Time-Based Units, FFO Units, TSR Units and Make-Whole Units each entitle the executive to receive an additional credit of stock units having a value equal to the amount of the ordinary cash dividends paid on the shares of common stock underlying the award (e.g., dividend equivalents are reinvested in additional units). Any additional stock units credited as a dividend equivalent payment will not be paid unless they vest and are subject to the same vesting requirements as the stock unit awards to which they relate (including the applicable performance conditions).

Section 162(m) Vesting Requirement. In order to help assure deductibility of the Time-Based Units and the FFO Units granted to the Named Executive Officers pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), these awards are initially subject to a performance condition before they are eligible to become vested in accordance with their terms. This performance condition requires us to achieve a minimum earnings per share for the 2011 calendar year equal to $0.18 per share.

Clawback. The Time-Based Units, FFO Units, TSR Units and Make-Whole Units are each subject to the terms of our recoupment, clawback or similar policy as may be in effect from time to time, and to any similar provisions of applicable law.

The grant-date fair value of the Time-Based Units, the FFO Units, the TSR Units and the Make-Whole Units as determined under the accounting principles used in our financial reporting are reported in the “Summary Compensation Table—Fiscal 2010” and the “Grants of Plan-Based Awards—Fiscal 2010” tables below, and a related narrative description of the awards is included following the “Grants of Plan-Based Awards—Fiscal 2010” table.

Severance Benefits

We believe that severance protections, particularly in the context of the uncertainty surrounding any potential change in control transaction, play a valuable role in attracting and retaining quality executive officers. We provide severance protections to each of the Named Executive Officers pursuant to their employment agreements, and believe that these potential benefits helped us to attract and assemble a qualified executive team that is capable of successfully leading Sabra following the Separation and REIT Conversion Merger. The level of severance benefits provided to Mr. Matros is generally similar to the level of severance benefits he was entitled to receive from Old Sun prior to the Separation and REIT Conversion Merger. The level of severance benefits for the other Named Executive Officers was determined based on their seniority and with reference to Mr. Matros’s severance benefits.

As described in more detail below under the heading “Potential Payments Upon Termination or Change in Control,” each of the Named Executive Officers would be entitled to severance benefits in the event of a termination of employment by us without “good cause” or by the executive for “good reason” (as those terms are defined in each executive’s employment agreement). We do not believe that the Named Executive Officers should be entitled to receive their cash severance benefits merely because a change in control transaction occurs, and a change in control does not, in and of itself, entitle any Named Executive Officer to receive severance benefits. However, the amount of each Named Executive Officer’s severance benefits is likely to increase in connection with a qualifying termination in connection with or following a change in control. We offer these increased benefits in order to encourage our Named Executive Officers to remain employed with us, and focus on the creation of value for stockholders, during an important time when their prospects for continued employment following a change in control transaction may be uncertain. No Named Executive Officer is entitled to receive a “gross-up” or similar payment for any excise taxes that may become payable in connection with a change in control pursuant to Sections 280G and 4999 of the Code, and, depending on what results in the best after-tax benefit for the executive, benefits may be “cut back” instead in such circumstances.

The terms of the Time-Based Units, FFO Units, TSR Units and Make-Whole Units each provide for accelerated vesting in connection with certain terminations of the Named Executive Officers’ employment with us, including a termination due to death, disability or a termination by us without good cause or by the executive for good reason but only if such termination occurs in connection with or following a change in control. Please see the “Potential Payments Upon Termination or Change in Control” section below for a discussion of the termination of employment-based vesting provisions of these equity awards.

Stock Ownership Guidelines

The Named Executive Officers are encouraged to retain, during their tenure with us, all of the shares of Sabra common stock obtained by them pursuant to Sabra’s equity incentive plans, subject to individual circumstances which may require (1) withholding of shares to pay withholding taxes or the exercise price on stock options, or (2) the sale of shares, but only in compliance with our Insider Trading Policy.

Policy with Respect to Section 162(m)

In making its compensation decisions, the Compensation Committee considers the impact of Section 162(m) of the Code. Under Section 162(m), Sabra is generally precluded from deducting compensation in excess of $1.0 million per year for our Named Executive Officers, unless the payments are made under qualifying performance-based plans. The Compensation Committee believes that the majority of the compensation of each Named Executive Officer should be performance-based, and generally designs our incentive programs to comply with Section 162(m). However, while it is generally the Compensation Committee’s intention to maximize the deductibility of compensation paid to the Named Executive Officers, deductibility is only one among a number of factors used by the Compensation Committee in ascertaining appropriate levels or modes of compensation. The Compensation Committee maintains the flexibility to approve compensation for the Named Executive Officers based upon an overall determination of what it believes to be in our best interests, even if the compensation paid may not be deductible. For example, the Make-Whole Units are not intended to constitute deductible qualifying performance-based compensation for purposes of Section 162(m) of the Code.

Assessment of Risk

The Compensation Committee takes risk into consideration when reviewing and approving executive compensation, including when it approved our executive compensation program, as reflected in our 2010 compensation actions. The Compensation Committee has concluded that the current executive compensation program reflected in our 2010 compensation actions does not encourage inappropriate or excessive risk-taking. In making its determination, the Compensation Committee noted that each Named Executive Officer’s compensation for the portion of our 2010 fiscal year following the Separation and REIT Conversion Merger consisted primarily of a fixed base salary and long-term equity incentive awards that are subject to a multi-year vesting schedule and, in the case of Time-Based Units, FFO Units and TSR Units, performance conditions that are not solely dependent on stock price.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Robert A. Ettl (Chair)

Craig A. Barbarosh

Milton J. Walters

The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by Sabra (including any future filings) under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent Sabra specifically incorporates such report by reference therein.

Summary Compensation Table—Fiscal 2010

The following table provides information on the compensation of the Named Executive Officers for the period from November 15, 2010 through December 31, 2010, which is the portion of our 2010 fiscal year following the Separation and REIT Conversion Merger. Because only three individuals served as our executive officers during 2010 following the Separation and REIT Conversion Merger, we have only three Named Executive Officers for 2010.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2)(3) (e)	Option Awards ($) (f)	Non- Equity Incentive Plan Compen- sation ($) (g)	All Other Compen- sation ($) (i)	Total ($) (j)
Richard K. Matros Chairman, President & Chief Executive Officer	2010	80,769	400,000	3,867,619	—	—	—	4,348,388

Harold W. Andrews, Jr. Executive Vice President, Chief Financial Officer & Secretary	2010	37,500	—	1,184,821	—	—	—	1,222,321

Talya Nevo-Hacohen Executive Vice President, Chief Investment Officer & Treasurer	2010	37,500	—	1,184,821	—	—	—	1,222,321

(1)	Represents a special bonus paid to Mr. Matros in recognition of his substantial achievements in connection with our formation, capitalization and separation from Old Sun.
(2)	Amounts reported represent the aggregate grant date fair value of the time-based stock units (“Time-Based Units”), the funds from operations-based stock units (“FFO Units”) and the relative total stockholder return-based stock units (“TSR Units”) granted to the Named Executive Officers following the Separation and REIT Conversion Merger, together with time-based stock units granted to Mr. Matros following the Separation and REIT Conversion Merger to compensate him for the lower value of his stock options originally granted by Old Sun following our assumption of the options due to our status as a REIT (“Make-Whole Units”). The aggregate grant date fair value of these awards was computed in accordance with FASB ASC Topic 718, and excludes the effects of estimated forfeitures. Each of these awards is intended to provide compensation to the Named Executive Officers over a multi-year period, and the amounts reported do not reflect whether the Named Executive Officers have actually realized or will realize a financial benefit from the awards.
(3)	The reported award values have been determined using the assumptions described in Note 7 to the Consolidated Financial Statements included in Sabra’s Annual Report on Form 10-K for the year ended December 31, 2010. The FFO Units are valued based on the probable outcome of the applicable performance conditions as determined on the grant date, which results in a grant date fair value of the FFO Units granted to Messrs. Matros and Andrews and Ms. Nevo-Hacohen of $800,000, $400,000, and $400,000, respectively. If we achieve the highest level of performance under the FFO Units, the grant date fair value of the FFO Units granted to Messrs. Matros and Andrews and Ms. Nevo-Hacohen would increase to $1,200,000, $600,000, and $600,000, respectively.

Description of Employment Agreements—Salary and Incentive Bonus Payments

Following the Separation and REIT Conversion Merger, we entered into employment agreements with each of the Named Executive Officers, and certain of the terms of these agreements are briefly described below. Each executive’s agreement has an initial three-year term. The initial term is extended for a new three-year term on each anniversary of the effective date, unless either party provides 60 days notice prior to the applicable anniversary of the effective date, in which case the agreement will terminate on the anniversary of the effective date occurring in the second year following the year in which such notice was provided. Each agreement is also subject to earlier termination in connection with an executive’s termination of employment, and has a maximum term of ten years.

Each executive’s employment agreement provides for an initial annual base salary to the executive ($700,000 for Mr. Matros and $325,000 for each of Mr. Andrews and Ms. Nevo-Hacohen) that is subject to annual merit increases. Each executive’s agreement entitles the executive to an annual incentive bonus pursuant to the terms of our executive bonus plan. Each executive’s agreement also provides that the executive is entitled to participate in our usual benefit programs for our senior executives, to accrue paid time off in accordance with our policy for senior executives and to be reimbursed for the executive’s business expenses.

Grants of Plan-Based Awards—Fiscal 2010

The following table sets forth certain information concerning the grants of Time-Based Units, Make-Whole Units, FFO Units and TSR Units to the Named Executive Officers following the Separation and REIT Conversion Merger. All of these awards were granted under our 2009 Performance Incentive Plan.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock and Option Awards ($)(1) (l)
		Thresh- old (#) (f)	Target (#) (g)	Maximum (#) (h)
Richard K. Matros
Make-Whole Units	11/22/10	—	—	—	86,878	1,497,777
Time-Based Units	11/22/10	—	—	—	46,404	800,000
FFO Units	11/22/10	9,281	46,404	69,606	—	800,000
TSR Units	11/22/10	6,033	46,404	69,606	—	769,842

Harold W. Andrews, Jr.
Time-Based Units	11/22/10	—	—	—	23,202	400,000
FFO Units	11/22/10	4,640	23,202	34,803	—	400,000
TSR Units	11/22/10	3,016	23,202	34,803	—	384,821

Talya Nevo-Hacohen
Time-Based Units	11/22/10	—	—	—	23,202	400,000
FFO Units	11/22/10	4,640	23,202	34,803	—	400,000
TSR Units	11/22/10	3,016	23,202	34,803	—	384,821

(1)	Amounts reported reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 based on the assumptions and methodologies referenced in footnotes (2) and (3) of the “Summary Compensation Table,” and, in the case of the FFO Units, the probable outcome of the applicable performance conditions. These amounts do not reflect whether the Named Executive Officer has actually realized or will realize a financial benefit from the awards (such as by vesting in an award).

Description of Equity Awards

Following the Separation and REIT Conversion Merger, we granted Time-Based Units, FFO Units and TSR Units to each of the Named Executive Officers. In addition, we also granted Make-Whole Units to Mr. Matros following the Separation and REIT Conversion Merger. Each stock unit subject to an award of Time-Based Units, FFO Units, TSR Units and Make-Whole units represents the contractual right to receive one share of

Sabra’s common stock. All of these awards were granted under our 2009 Performance Incentive Plan, and the awards are all subject to the terms of the 2009 Performance Incentive Plan. Certain of the terms of these awards are briefly described below.

Vesting Terms for Time-Based Units. Subject to the executive’s continued employment, each executive’s Time-Based Units vest in equal annual installments over a period of five years following the grant date.

Vesting Terms for FFO Units. The FFO Units become eligible to vest based on our funds from operations performance for the calendar year 2013 relative to a target funds from operations goal for 2013 established by the Compensation Committee. We believe the targeted funds from operations level is reasonably attainable if we are successful in executing our operating plan and increasing our funds from operations performance over the next three years, culminating in 2013. 100% of each executive’s target number of FFO Units will become eligible to vest if we achieve the targeted performance level. If we achieve less than 75% of the targeted performance level (the threshold level), 0% of each executive’s target number of FFO Units will become eligible to vest, while if we achieve 125% or more of the targeted performance level (the maximum level), 150% of each executive’s target number of FFO Units will become eligible to vest. Performance between the threshold level and the targeted performance level will result in between 0% and 100% of each executive’s target number of FFO Units becoming eligible to vest, with the percentage becoming eligible to vest generally decreasing 4% for each 1% decrease in the targeted performance level achieved (e.g., if we achieve 95% of the targeted performance level, 80% of each executive’s target number of FFO Units will become eligible to vest). Performance between the targeted performance level and the maximum level will result in between 100% and 150% of each executive’s target number of FFO Units becoming eligible to vest, with the percentage becoming eligible to vest generally increasing 2% for each 1% increase in the targeted performance level achieved.

Any FFO Units becoming eligible to vest based on our funds from operations performance are also subject to a vesting condition based on the executive’s continued employment. 50% of any FFO Units that become eligible to vest based on performance will ordinarily become payable if the executive remains employed by us through the last day of the performance period (December 31, 2013), while the remaining 50% of the FFO Units will ordinarily become payable if the executive remains employed by us on the first anniversary of that date (December 31, 2014).

Vesting Terms for TSR Units. The TSR Units become eligible to vest based on our relative total stockholder return over a three-year performance period measured against the TSR Peer Companies. The TSR Peer Companies are listed in the “Compensation Discussion and Analysis” above. The performance period begins on January 1, 2011 and ends on December 31, 2013. 100% of each executive’s target number of TSR Units will become eligible to vest if we achieve a total stockholder return percentile ranking at the 70th percentile relative to the TSR Peer Companies. If our total stockholder return percentile ranking relative to the TSR Peer Companies is less than the 30th percentile (the threshold level), 0% of each executive’s target number of TSR Units will become eligible to vest, while if we achieve a total stockholder return percentile ranking relative to the TSR Peer Companies at or above the 95th percentile (the maximum level), 150% of each executive’s target number of TSR Units will become eligible to vest. (Although if we achieve a negative absolute total stockholder return over the performance period, the percentage of each executive’s target number of TSR Units eligible to become vested is in all events capped at 100%.) Performance between the threshold level and the targeted 70th percentile level will result in between 0% and 100% of each executive’s target number of TSR Units becoming eligible to vest, with the percentage becoming eligible to vest generally decreasing 2.5% for each 1% decrease in percentile ranking achieved. Performance between the targeted 70th percentile level and the maximum level will result in between 100% and 150% of each executive’s target number of TSR Units becoming eligible to vest, with the percentage becoming eligible to vest generally increasing 2% for each 1% increase in percentile ranking achieved.

Any TSR Units becoming eligible to vest based on our relative total stockholder return performance are also subject to a vesting condition based on the executive’s continued employment. 50% of any TSR Units that become eligible to vest based on performance will ordinarily become payable if the executive remains employed by us through the last day of the performance period (December 31, 2013), while the remaining 50% of the TSR Units will ordinarily become payable if the executive remains employed by us on the first anniversary of that date (December 31, 2014).

Vesting Terms for Make-Whole Units. Subject to the executive’s continued employment, the Make-Whole Units vest in equal annual installments over a period of four years following the grant date.

Termination of Employment. Unvested Time-Based Units, FFO Units, TSR Units and Make-Whole Units will generally terminate in connection with an executive’s termination of employment. However, vesting will be accelerated in connection with certain types of terminations of employment, as described in more detail in the “Potential Payments Upon Termination or Change in Control” section below.

Dividend Equivalents. The Time-Based Units, FFO Units, TSR Units and Make-Whole Units each entitle the executive to receive an additional credit of stock units having a value equal to the amount of the ordinary cash dividends paid on the shares of common stock underlying the award (e.g., dividend equivalents are reinvested in additional units). Any additional stock units credited as a dividend equivalent payment will in all cases be subject to the same vesting requirements applicable to the stock unit awards to which they relate (including the applicable performance conditions).

Section 162(m) Vesting Requirement. In order to help assure deductibility of the Time-Based Units and the FFO Units granted to the Named Executive Officers pursuant to Section 162(m) of the Code, these awards are initially subject to a performance condition before they are eligible to become vested in accordance with their terms. This performance condition requires us to achieve a minimum earnings per share for the 2011 calendar year equal to $0.18 per share.

Clawback. The Time-Based Units, FFO Units, TSR Units and Make-Whole Units are each subject to the terms of our recoupment, clawback or similar policy as may be in effect from time to time, and to any similar provisions of applicable law.

Outstanding Equity Awards at End of Fiscal 2010

The following table presents information regarding the outstanding equity awards held by each of our Named Executive Officers as of December 31, 2010, including the vesting dates for the portions of these awards that had not vested as of that date.

	Option Awards				Stock Awards
Name (a)	Number of Securities Under- lying Unexer- cised Options (#) Exer- cisable(1) (b)	Number of Securities Under- lying Unexer- cised Options (#) Unexer- cisable(1) (c)	Option Exercise Price ($)(1) (e)	Option Expir- ation Date(1) (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2) (j)
Richard K. Matros	45,657	—	11.99	05/18/11	74,715	(3)	1,374,756	9,281	(6)	170,770
	41,640	—	12.34	05/18/12	86,878	(4)	1,598,555	6,033	(7)	111,007
	32,477	—	14.37	05/30/13	46,404	(5)	853,834
	33,435	11,145	21.63	03/14/14
	57,142	57,143	21.83	03/16/15
	21,428	64,286	17.31	03/16/16
	—	85,714	17.17	03/23/17

Totals	231,779	218,288			207,997		3,827,145	15,314		281,777

Harold W. Andrews, Jr.					23,202	(5)	426,917	4,640	(6)	85,376
								3,016	(7)	55,494

Totals					23,202		426,917	7,656		140,870

Talya Nevo-Hacohen					23,202	(5)	426,917	4,640	(6)	85,376
								3,016	(7)	55,494

Totals					23,202		426,917	7,656		140,870

(1)	Represents stock options originally granted to Mr. Matros by Old Sun that were assumed by us in connection with the Separation and REIT Conversion Merger.
(2)	The dollar amounts shown are determined by multiplying the number of shares or units reported by the closing price of our common stock of $18.40 on December 31, 2010. For FFO Units and TSR Units, the number of units reported is equal to the number of units that will vest and become payable if we achieve the applicable threshold performance goals.
(3)	Represents stock units originally granted to Mr. Matros by Old Sun that were assumed by us in connection with the Separation and REIT Conversion Merger. 11,145 of these units were scheduled to vest on March 15, 2011; 8,571 of these units are scheduled to vest in substantially equal installments on March 15, 2011 and March 15, 2012; 23,571 of these units are scheduled to vest in substantially equal installments on March 15, 2011, March 15, 2012 and March 15, 2013; and 31,428 of these units are scheduled to vest in substantially equal installments on April 15, 2011, March 15, 2012, March 15, 2013 and March 15, 2014.
(4)	Represents Make-Whole Units that are scheduled to vest in substantially equal installments on December 22, 2011, November 22, 2012, November 22, 2013, November 22, 2014 and November 22, 2015.
(5)	Represents Time-Based Units that, subject to the satisfaction of an initial performance vesting requirement, are scheduled to vest in substantially equal installments on January 22, 2012, November 22, 2012, November 22, 2013 and November 22, 2014.

(6)	Represents FFO Units that, subject to the satisfaction of the applicable performance vesting requirements, are scheduled to vest in substantially equal installments on December 31, 2013 and December 31, 2014.
(7)	Represents TSR Units that, subject to the satisfaction of the applicable performance vesting requirements, are scheduled to vest in substantially equal installments on December 31, 2013 and December 31, 2014.

Option Exercises and Stock Vested—Fiscal 2010

The following table provides information concerning any shares of our common stock acquired by the Named Executive Officers on exercise of stock options or upon the vesting of stock awards following the Separation and REIT Conversion Merger through the end of our 2010 fiscal year on December 31, 2010.

Name (a)	Option Awards(1)		Stock Awards(1)
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Richard K. Matros	—	—	—	—
Harold W. Andrews, Jr.	—	—	—	—
Talya Nevo-Hacohen	—	—	—	—

(1)	None of the Named Executive Officers exercised any stock options or vested in any stock awards with respect to shares of our common stock during the period following the Separation and REIT Conversion Merger through the end of our 2010 fiscal year.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to the Named Executive Officers in connection with a termination of their employment with us and/or a change in control of Sabra. These benefits are generally provided under the Named Executive Officers’ employment agreements or under the terms governing outstanding equity-based awards. For each Named Executive Officer, payment of the severance benefits provided for under his or her employment agreement is conditioned upon the executive’s execution and delivery of (and not revoking) a general release in favor of us. All of the benefits described below would be provided by us. Please see “Compensation Discussion and Analysis” above for a discussion of how the level of these benefits was determined.

Severance Benefits—Employment Agreements. In the event that a Named Executive Officer’s employment is terminated by us without “good cause” or by the executive for “good reason” (as those terms are defined in each executive’s employment agreement), each executive will be entitled to receive the following benefits under his or her employment agreement:

•

a lump sum cash severance payment equal to his or her annual base salary then in effect multiplied by a severance multiplier (equal to 2.25 for Mr. Matros and 1.5 for each of Mr. Andrews and Ms. Nevo-Hacohen);

•	any accrued and unpaid bonus for any prior fiscal year;

•

a prorated bonus payment for the year in which the termination occurs based on actual performance, with any bonus earned becoming payable within seventy-four days after the completion of the year in which the executive’s termination occurs; and

•

continued coverage for the executive and his or her family members under our health plans or, at the executive’s option, a monthly cash payment equal to the applicable COBRA premium for such continued coverage, for up to 24 months for Mr. Matros and up to 18 months for each of Mr. Andrews and Ms. Nevo-Hacohen.

Under the employment agreements, if a Named Executive Officer’s employment is terminated by us without good cause or by the executive for good reason on or within two years following a change in control of Sabra (including a termination by us without good cause that occurs up to six months prior to a change in control at the request of the party seeking to effect the change in control), each executive will be entitled to receive the following benefits under his or her employment agreement in lieu of the benefits described above:

•	a lump sum cash severance payment equal to his or her annual base salary plus target bonus for the then current year multiplied by a severance multiplier of two;

•	any accrued and unpaid bonus for any prior fiscal year;

•

a prorated target bonus payment for the year in which the termination occurs calculated assuming we achieve 100% of the applicable financial performance target(s), with any bonus earned becoming payable within seventy-four days after the completion of the year in which the executive’s termination occurs; and

•

continued coverage for the executive and his or her family members under our health plans or, at the executive’s option, a monthly cash payment equal to the applicable COBRA premium for such continued coverage, for up to 24 months.

However, the benefits described above may be limited—if any payments under an executive’s employment agreement or otherwise trigger the excise tax imposed by Section 4999 of the Code, payments to the executive will be reduced as provided in the agreement to a level that does not trigger the excise tax if the total after tax-benefit of such reduction exceeds the total after tax-benefit if such reduction is not made.

If a Named Executive Officer’s employment terminates due to his or her death or disability, the executive will be paid any accrued and unpaid bonus for any prior fiscal year, and a prorated bonus payment for the year in which the termination occurs.

Restrictive Covenants. The employment agreements with the Named Executive Officers include each executive’s agreement that he or she will not disclose any of our confidential information at any time during or after employment. In addition, each executive has agreed that, for a period of two years following a termination of employment, he or she will not solicit our employees or customers or materially interfere with any of our business relationships. Each agreement also includes mutual non-disparagement covenants by the Named Executive Officer and us. If a Named Executive Officer breaches any of these restrictive covenants, we may generally cease further payment of the executive’s severance benefits and recover any severance benefits that were paid to the executive before the breach.

Accelerated Vesting—Equity Awards. Outstanding equity awards granted to the Named Executive Officers under our 2009 Performance Incentive Plan will be subject to accelerated vesting in connection with certain types of terminations of employment, as described below:

•

Time-Based Units and Make-Whole Units. If an executive’s employment terminates due to death or disability, or as a result of a termination by us without good cause or by the executive for good reason within thirty days prior to or eighteen months after a change in control of Sabra, any unvested Time-Based Units and Make-Whole Units will become fully vested.

•

FFO Units. If an executive’s employment terminates due to death or disability, or as a result of a termination by us without good cause or by the executive for good reason within thirty days prior to or eighteen months after a change in control of Sabra, the executive’s target number of FFO Units will become fully vested.

•

TSR Units. If an executive’s employment terminates due to death or disability, the executive’s target number of TSR Units will become fully vested. If an executive’ employment terminates as a result of a termination by us without good cause or by the executive for good reason within thirty days prior to or eighteen months after a change in control of Sabra, then any TSR Units earned based on actual performance will become fully vested.

In addition, the stock options and stock units originally granted by Old Sun that were assumed by us in connection with the Separation and REIT Conversion Merger will also generally become fully vested in connection with an executive’s termination of employment due to death or disability (and for options, as a result of a termination by us without good cause or by the executive for good reason), or upon a change in control of Sabra.

The following table provides information concerning the potential termination or change in control payments that would be made to each Named Executive Officer under the circumstances described above. As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to the Named Executive Officers, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control) occurred on December 31, 2010. In the following table, we use the term “involuntary termination” to refer to a termination by us without good cause or by the executive for good reason.

	Cash Severance ($)(1)	Equity Acceleration Value ($)(2)(3)(4)	Health Benefits ($)	Total ($)(5)
Richard K. Matros
Death or Disability	—	5,710,294	—	5,710,294
Involuntary Termination	1,575,000	175,500	44,863	1,795,363
Involuntary Termination in	1,400,000	5,710,294	44,863	7,155,157
Connection With Change in Control

Harold W. Andrews, Jr.
Death or Disability	—	1,280,750	—	1,280,750
Involuntary Termination	487,500	—	26,521	514,021
Involuntary Termination in	650,000	1,280,750	33,359	1,964,109
Connection With Change in Control

Talya Nevo-Hacohen
Death or Disability	—	1,280,750	—	1,280,750
Involuntary Termination	487,500	—	21,595	509,095
Involuntary Termination in	650,000	1,280,750	28,791	1,959,541
Connection With Change in Control

(1)	None of the Named Executive Officers was entitled to a bonus payment from us for our 2010 fiscal year, so the bonus-based severance provisions contained in each executive’s employment agreement would not result in any additional severance amounts.
(2)	Based upon the closing price of our common stock ($18.40) on December 31, 2010.
(3)	In the event of a change in control, the stock options and stock units originally granted by Old Sun that were assumed by us in connection with the Separation and REIT Conversion Merger would generally become fully vested regardless of whether the executive’s employment is terminated. The value of this acceleration for Mr. Matros would have been $1,550,256 for a change in control occurring on December 31, 2010.
(4)	For TSR Units, we have assumed that the target number of units would become vested in connection with a change in control, although the actual number of TSR Units (if any) that would become vested in connection with a change in control is based on actual performance, and could be higher or lower than the target number of units.
(5)	We have assumed that no Named Executive Officer’s severance benefits would be “cut back” under his or her employment agreement in order to obtain the greatest after tax-benefit after giving effect to the excise tax imposed under Section 4999 of the Code. The actual severance benefits payable to the Named Executive Officers may be less than the amounts reported above as a result of the application of this “cut-back.”

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, for each of Sabra’s equity compensation plans, the number of shares of common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2010. Sabra’s equity compensation plans consist of the 2009 Performance Incentive Plan and the 2004 Equity Incentive Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,016,081	(1)(2)	$17.65	(3)	1,484,329	(4)
Equity compensation plans not approved by security holders	—		—		—

Totals	1,016,081		$17.65		1,484,329

(1)	Of these shares, 85,714 shares were subject to outstanding stock option awards under the 2009 Performance Incentive Plan, 364,353 shares were subject to outstanding stock option awards under the 2004 Equity Incentive Plan, 522,727 shares were subject to outstanding stock unit awards under the 2009 Performance Incentive Plan, and 43,287 shares were subject to outstanding stock unit awards under the 2004 Equity Incentive Plan.
(2)	Reflects the maximum number of shares potentially issuable in connection with awards subject to performance-based vesting conditions.
(3)	This weighted-average exercise price does not reflect the 566,014 shares that will be issued upon the payment of outstanding stock units.
(4)	Of the aggregate number of shares that remained available for future issuance, all were available under the 2009 Performance Incentive Plan and may be used for any type of award authorized under the 2009 plan, including stock options, stock units, restricted stock and stock bonuses. No new awards may be granted under the 2004 Equity Incentive Plan.

TRANSACTIONS WITH RELATED PERSONS

Our Board of Directors has adopted a written Related Person Transaction Policy. The purpose of this policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (x) Sabra was, is or will be a participant, (y) the aggregate amount involved exceeds $120,000 and (z) a related person has or will have a direct or indirect interest. For purposes of this policy, a related person is (i) any person who is, or at any time since the beginning of Sabra’s last fiscal year was, an executive officer, director or director nominee of Sabra, (ii) any person who is known to be the beneficial owner of more than 5% of Sabra’s common stock, (iii) any immediate family member of any of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all the related persons, in the aggregate, have a 10% or greater beneficial interest.

Under this policy, Sabra’s Audit Committee is responsible for reviewing, approving or ratifying each related person transaction or proposed transaction. In determining whether to approve or ratify a related person transaction, the Audit Committee would consider all relevant facts and circumstances of the related person transaction available to the Audit Committee and would approve only those related person transactions that are in, or not inconsistent with, the best interests of Sabra and its stockholders, as the Audit Committee determines in good faith. No member of the Audit Committee would be permitted to participate in any consideration of a related person transaction with respect to which that member or any of his or her immediate family is a related person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and reports of changes in ownership of our equity securities. These persons are required by SEC regulations to furnish us with copies of all of these reports that they file. To our knowledge, based solely on our review of the copies of such reports, including any amendments thereto, furnished to us and written responses to annual directors’ and officers’ questionnaires that no other reports were required, all Section 16(a) reports required to be filed during 2010 were timely filed.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors assists the Board in performing its oversight responsibilities for our financial reporting process, audit process and internal controls as more fully described in the Audit Committee’s charter. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.

In the performance of its oversight function, the Audit Committee reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2010 with management and with our independent registered public accounting firm. In addition, the Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has also received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the accounting firm’s communications with the Audit Committee concerning independence and has discussed with our independent registered public accounting firm that firm’s independence and considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.

Based on the review and discussions with management and our independent registered public accounting firm described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

Audit Committee of the Board of Directors

Craig A. Barbarosh (Chair)

Michael J. Foster

Milton J. Walters

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by Sabra (including any future filings) under the Securities Act or the Exchange Act, except to the extent Sabra specifically incorporates such report by reference therein.

AUDIT INFORMATION

Fees Paid to Independent Registered Public Accounting Firm

Sabra commenced operations upon completion of the Separation and REIT Conversion Merger on November 15, 2010 (the “Separation Date”). The Audit Committee appointed PwC as our independent registered public accounting firm for the period from the Separation Date through December 31, 2010. The table below shows the aggregate fees for services rendered by PwC for this period.

2010
Audit Fees(1)	$125,000
Audit-Related Fees(2)	—
Tax Fees(3)	—
All Other Fees(4)	1,500

Total	$127,500

(1)	Audit fees represent fees billed or accrued for professional services rendered for the audit of Sabra’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly filings and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements. The amount includes $5,000 in connection with Sabra’s filing of a Form S-8 with the SEC on December 22, 2010.
(2)	Audit-related fees represent fees billed for services rendered during the fiscal year for assurance and related services that are reasonably related to the performance of the audit or review of Sabra’s consolidated financial statements and are not reported under “Audit Fees.” During the period from the Separation Date through December 31, 2010, there were no such services rendered or billed.
(3)	Tax fees represent fees billed for professional services rendered for tax compliance, tax advice and tax planning. During the period from the Separation Date through December 31, 2010, there were no such services rendered or billed.
(4)	All other fees represent fees billed for services other than those reported as “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” During the period from the Separation Date through December 31, 2010, these fees consisted of access to online accounting and reporting resources.

Audit Committee Pre-Approval Policies and Procedures

Under its charter, the Audit Committee must pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The Audit Committee is authorized to delegate the pre-approval of permitted non-audit services to one or more of its members and, pursuant to this authority, the Audit Committee has authorized the Chairman of the Audit Committee, Mr. Barbarosh, to pre-approve interim requests for non-audit services, provided that any decisions to pre-approve any non-audit services must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all of the non-audit services provided by our independent registered public accounting firm in 2010.

ELECTION OF DIRECTORS

(Proposal No. 1)

Nominees for Election

The Board of Directors is currently comprised of five members. Upon the recommendation of the Nominating and Governance Committee, the Board has nominated Craig A. Barbarosh, Robert A. Ettl, Michael J. Foster, Richard K. Matros and Milton J. Walters for election to the Board. All of our director nominees are currently directors of Sabra.

In recommending director nominees for selection by the Board, the Nominating and Governance Committee considers a number of factors, which are described in more detail above under “Corporate Governance—Director Nomination Process.” In considering these factors, the Nominating and Governance Committee and the Board consider the fit of each individual’s skills with those of other directors to build a board of directors that is effective, collegial and responsive to the needs of our company.

Each of the nominees for election has consented to be named in this Proxy Statement and to serve as a director if elected. If any nominee becomes unavailable for any reason (which is not anticipated), your proxy may be voted for such other person or persons as may be determined by the holders of such proxies or for the balance of the nominees, leaving a vacancy, unless our Board of Directors chooses to reduce the number of directors serving on the Board of Directors. Each of the directors who are elected will serve until the next annual meeting of stockholders and until his successor is elected and qualified.

Majority Voting Standard

Our Bylaws provide for a majority voting standard for the election of directors. Under this majority voting standard, once a quorum has been established, each director nominee receiving a majority of the votes cast with respect to his or her election (that is, the number of votes cast FOR the nominee exceeds the number of votes cast AGAINST the nominee) will be elected as a director. The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the persons receiving the highest number of FOR votes, up to the total number of directors to be elected at the meeting, will be elected.

In the case of an uncontested election where the number of director nominees does not exceed the number of directors to be elected, if a nominee who is then serving as a director is not elected at the meeting by the requisite majority of the votes cast, under Maryland law, the director would continue to serve on the Board of Directors as a “holdover director.” To address this holdover issue, as required by our Bylaws, each director has submitted an irrevocable letter of resignation that becomes effective if the director is not elected by stockholders and the Board of Directors accepts the resignation. If a director is not elected, the Nominating and Governance Committee will consider the facts and circumstances relating to the election and the resignation and recommend to the Board of Directors, within 60 days following certification of the election results, whether the resignation should be accepted or rejected or whether other action should be taken. The Board of Directors must decide whether to accept or reject the resignation within 90 days following certification of the election results, taking into account the recommendation of the Nominating and Governance Committee, and shall publicly disclose its decision. A nominee who was not already serving as a director and is not elected at the meeting by a majority of the votes cast with respect to such director’s election will not be elected to our Board of Directors.

The election of directors at the Annual Meeting is not contested. Therefore, in accordance with the majority voting standard, director nominees will be elected at the Annual Meeting by a majority of the votes cast. Stockholders are not permitted to cumulate their shares for the purpose of electing directors.

Recommendation of the Board

Our Board of Directors recommends that you vote FOR each of the five nominees for director.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 2)

The Audit Committee has appointed PwC to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Sabra is not required by its Bylaws or applicable law to submit the appointment of PwC for stockholder approval. However, as a matter of good corporate governance, the Board of Directors has determined to submit the Audit Committee’s appointment of PwC as our independent registered public accounting firm to stockholders for ratification. If stockholders do not ratify the appointment of PwC, the Audit Committee will consider the appointment of another independent registered public accounting firm. In addition, even if stockholders ratify the Audit Committee’s selection, the Audit Committee, in its discretion, may still appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of Sabra and its stockholders.

A representative of PwC is expected to attend the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to answer appropriate questions.

Recommendation of the Board

Our Board of Directors recommends that you vote FOR ratification of the appointment of PwC as Sabra’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal No. 3)

Sabra is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).

Our executive compensation philosophy and procedures are approved by the Compensation Committee, which consists entirely of independent directors. As described more fully under “Executive Compensation—Compensation Discussion and Analysis,” Sabra’s compensation program for executives is intended to:

•	attract and retain quality executive officers;

•	motivate and reward high performance levels;

•	align the interests of our executive officers with the interests of our stockholders;

•	enhance profitability; and

•	inspire teamwork and loyalty among the executives.

In furtherance of these principles, Sabra’s executive compensation program, as reflected in the compensation actions taken following the Separation and REIT Conversion Merger, includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces our stockholders’ interests. These features are described in more detail in the Compensation Discussion and Analysis and include the following:

•

The largest component of each Named Executive Officer’s compensation consisted of long-term equity incentive awards. The value of these long-term incentive awards is directly linked to the value realized by our stockholders.

•

The vesting of 2/3 of each Named Executive Officer’s initial equity award is contingent upon company performance in addition to the vesting being contingent on continued employment. There is no minimum vesting for the performance-based awards (i.e., all of the awards will be forfeited if minimum performance is not achieved), and the maximum number of awards that may be earned based on performance is capped. The vesting schedule for the performance-based awards includes a steeper reduction in the number of units becoming vested for below-target performance compared with the increase in the number of units becoming vested for above-target performance.

•

The Compensation Committee retained an independent compensation consultant to provide advice regarding the structure of Sabra’s executive compensation program following the Separation and REIT Conversion Merger.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, our Board of Directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This proposal on the compensation paid to our Named Executive Officers is advisory only and will not be binding on Sabra, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, Sabra, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering Sabra’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

Recommendation of the Board

Our Board of Directors recommends that you vote FOR the approval of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE

ADVISORY VOTES ON EXECUTIVE COMPENSATION

(Proposal No. 4)

As described in Proposal No. 3 above, Sabra’s stockholders are being provided the opportunity to cast an advisory vote on Sabra’s executive compensation.

This Proposal No. 4 affords stockholders the opportunity to cast an advisory vote on how often Sabra should include an advisory vote on executive compensation in its proxy materials for future annual stockholder meetings (or a special stockholder meeting for which Sabra must include executive compensation information in the proxy statement for that meeting). Under this Proposal No. 4, stockholders may vote to have the advisory vote on executive compensation every year, every two years or every three years.

After careful consideration, our Board of Directors believes that advisory votes on executive compensation should be conducted every year so that stockholders may annually express their views on Sabra’s executive compensation program. The Compensation Committee, which administers Sabra’s executive compensation program, values the opinions expressed by stockholders in these votes and will consider the outcome of these votes in making its decisions on executive compensation.

This proposal on the frequency of future advisory votes on executive compensation is advisory only and will not be binding on Sabra or the Board of Directors. In voting on this proposal, you will be able to indicate your preference regarding the frequency of future advisory votes on executive compensation by specifying a choice of one year, two years or three years. If you do not have a preference regarding the frequency of future advisory votes on executive compensation, you should abstain from voting on the proposal. Stockholders are not voting to approve or disapprove the Board’s recommendation. Although non-binding, the Board and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board of Directors may in the future decide to conduct advisory votes on executive compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to Sabra’s executive compensation program.

Recommendation of the Board

Our Board of Directors recommends that you vote to hold future advisory votes on executive compensation every ONE YEAR (as opposed to every two years or every three years).

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting or any postponement or adjournment thereof and is voted upon, the proxyholders named in the proxies solicited by the Board of Directors will have the authority to vote all proxies received with respect to such matters in their discretion, and it is their intention to vote such proxies in accordance with the recommendation of the Board of Directors.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

Requirements for Proposals to be Considered for Inclusion in Proxy Materials. Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2012 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in Sabra’s proxy statement, stockholder proposals must be received no later than January 6, 2012 and must comply with our Bylaws and Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2012 annual meeting of stockholders by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2012 annual meeting of stockholders. Proposals should be sent to the attention of the Secretary, Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612.

Requirements for Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates. Stockholders who wish to nominate persons for election to the Board of Directors at the 2012 annual meeting of stockholders or who wish to present a proposal at the 2012 annual meeting of stockholders, but whose stockholder proposal will not be included in the proxy materials Sabra distributes for such meeting, must deliver written notice of the nomination or proposal to Sabra’s Secretary no earlier than December 7, 2011 and no later than 5:00 p.m., Eastern time, on January 6, 2012 (provided, however, that if the 2012 annual meeting of stockholders is advanced or delayed by more than 30 days from the first anniversary of this year’s meeting, nominations and proposals must be received no earlier than the 150th day prior to the date of the 2012 annual meeting of stockholders and no later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of the 2012 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2012 annual meeting of stockholders is first made). The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in Article II, Section 11 of our Bylaws. If a stockholder’s written notice is not received between the dates specified above and does not satisfy these additional informational requirements, the notice will not be considered properly submitted and will not be acted upon at the 2012 annual meeting of stockholders. A stockholder’s written notice should be sent to the attention of the Secretary, Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612.

ANNUAL REPORT TO STOCKHOLDERS

Our 2010 Annual Report has been posted, and is available without charge, on our corporate website at www.sabrahealth.com. For stockholders receiving a Notice of Internet Availability, such Notice will contain instructions on how to request a printed copy of our 2010 Annual Report. For stockholders receiving a printed copy of this Proxy Statement, a copy of our 2010 Annual Report has also been provided to you. In addition, we will provide, without charge, a copy of our 2010 Annual Report (including the financial statements and the financial statement schedules but excluding the exhibits thereto) to any stockholder of record or beneficial owner of our common stock. Requests can be made by writing to Investor Relations: Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, or by telephone request to (888) 393-8248.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically will receive only one copy of this Proxy Statement and the 2010 Annual Report, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Proxy Statement and the 2010 Annual Report, or if you hold Sabra stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717; or by telephone at 1-800-542-1061. If you participate in householding and wish to receive a separate copy of this Proxy Statement and the 2010 Annual Report, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge Financial Solutions, Inc. as indicated above.

If your shares are held in street name through a broker, bank or other nominee, please contact your broker, bank or nominee directly if you have questions, require additional copies of this Proxy Statement or the 2010 Annual Report or wish to receive a single copy of such materials in the future for all beneficial owners of shares of Sabra common stock sharing an address.

ALL STOCKHOLDERS ARE URGED TO VOTE IN PERSON OR TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE.

By Order of the Board of Directors,

Irvine, California April 29, 2011	Harold W. Andrews, Jr. Executive Vice President, Chief Financial Officer and Secretary

SABRA HEALTH CARE REIT, INC. 18500 VON KARMAN AVE. SUITE 550 IRVINE, CA 92612

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M36462-P12445                KEEP THIS  PORTION FOR YOUR RECORDS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

SABRA HEALTH CARE REIT, INC.
The Board of Directors recommends that you vote FOR the following director nominees:
1.	Election of Directors.
	Nominees:	For	Against	Abstain
	1a. Craig A. Barbarosh	☐	☐	☐

	1b. Robert A. Ettl	☐	☐	☐

	1c. Michael J. Foster	☐	☐	☐

	1d. Richard K. Matros	☐	☐	☐

	1e. Milton J. Walters	☐	☐	☐

The Board of Directors recommends that you vote FOR proposals 2 and 3:							For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Sabra’s independent registered public accounting firm for the fiscal year ending December 31, 2011						☐	☐	☐
3.	Advisory vote on executive compensation						☐	☐	☐

The Board of Directors recommends that you vote 1 YEAR on the following proposal:						1 Year	2 Years	3 Years	Abstain

4.	Advisory vote on the frequency of future advisory votes on executive compensation					☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2010 Annual Report are available at www.proxyvote.com.

M36463-P12445

SABRA HEALTH CARE REIT, INC.

Annual Meeting of Stockholders

June 16, 2011 at 9:00 AM Pacific Time

This proxy is solicited by the Board of Directors

The undersigned stockholder(s), hereby revoking any proxy previously given, appoint(s) Richard K. Matros and Harold W. Andrews, Jr., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of SABRA HEALTH CARE REIT, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on June 16, 2011 at the Irvine Marriott, 18000 Von Karman Avenue, Irvine, California 92612, and any postponements or adjournments thereof. The proposals referred to on the reverse side hereof are described in the Proxy Statement that is being delivered herewith in connection with the Annual Meeting of Stockholders.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations included on the reverse side hereof. Whether or not direction is made, each of the named proxies is authorized to vote this proxy in his discretion on such other business as may properly come before the Annual Meeting of Stockholders or any postponement or adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU CHOOSE TO VOTE THESE SHARES BY TELEPHONE OR INTERNET, YOU DO NOT NEED TO RETURN THIS PROXY.

Continued and to be signed on reverse side